UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
IDEARC INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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March 14, 2008

Dear Idearc Stockholder:

You are invited to attend Idearc Inc.’s 2008 annual meeting of stockholders. The meeting will be held on May 1, 2008, beginning at 9:00 a.m., local time, at the Hilton Dallas/Southlake Town Square hotel, located at 1400 Plaza Place, Southlake, Texas 76092.

Information about the meeting is presented in the following notice of annual meeting of stockholders and proxy statement. At the meeting, management will report on the company’s operations. The report will be followed by a question-and-answer session. We hope that you will be able to attend the annual meeting.

Under new Securities and Exchange Commission rules, we are providing stockholders access to our proxy materials over the Internet. We believe that the new rules will allow us to provide our stockholders with the information they need while lowering the costs of delivery.

Please take a few minutes to sign, date and return the proxy card or to vote using the Internet or telephone voting procedures described on the proxy card.

We look forward to seeing you on May 1.

Sincerely,

Frank P. Gatto
Acting Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 1, 2008

The 2008 annual meeting of stockholders of Idearc Inc. (the “company”) will be held on Thursday, May 1, 2008, at 9:00 a.m., local time, at the Hilton Dallas/Southlake Town Square hotel, located at 1400 Plaza Place, Southlake, Texas 76092. The meeting will be held for the following purposes:

1. To elect six directors to serve until the 2009 annual meeting of stockholders;

2. To consider and take action upon a proposal to approve the 2008 incentive compensation plan;

3. To ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2008; and

4. To transact such other business as may properly come before the meeting.

Information concerning the matters to be voted upon at the meeting is set forth in the accompanying proxy statement. Holders of record of the company’s common stock as of the close of business on March 3, 2008, are entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors,

William G. Mundy
Executive Vice President
and General Counsel

D/FW Airport, Texas
March 14, 2008

IMPORTANT

Whether or not you plan to attend the meeting in person, please vote by signing, dating and promptly returning the proxy card or by using the Internet or telephone voting procedures described on the proxy card.

IDEARC INC.
P.O. Box 619810
2200 West Airfield Drive
D/FW Airport, TX 75261

PROXY STATEMENT

This proxy statement provides information in connection with the solicitation of proxies by the board of directors (the “board”) of Idearc Inc. (the “company”) for use at the company’s 2008 annual meeting of stockholders or any postponement or adjournment thereof (the “annual meeting”). This proxy statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying notice of annual meeting of stockholders.

Under rules recently adopted by the Securities and Exchange Commission (“SEC”), we are providing stockholders access to our proxy materials for the annual meeting over the Internet. Stockholders will receive a printed copy of the proxy materials only upon request. A notice of Internet availability of proxy materials will be mailed to stockholders on or about March 17, 2008. The notice will provide instructions on how to access the proxy materials over the Internet and how to request a printed copy of the proxy materials.

Holders of record of the company’s common stock as of the close of business on March 3, 2008, are entitled to vote at the annual meeting. Each holder of record as of that date is entitled to one vote for each share of common stock held. On March 3, 2008, there were 146,679,450 shares of common stock outstanding.

You cannot vote your shares of common stock unless you are present at the annual meeting or you have previously given your proxy. You can vote by proxy in one of three convenient ways:

•	in writing: sign, date and return the proxy card;

•	by telephone: within the U.S. or Canada, call the toll-free telephone number shown on your proxy card and follow the instructions; or

•	by Internet: visit the website shown on your proxy card and follow the instructions.

You may revoke your proxy at any time prior to the vote at the annual meeting by:

•	delivering a written notice revoking your proxy to the company’s corporate secretary at the address above;

•	delivering a new proxy bearing a date after the date of the proxy being revoked; or

•	voting in person at the annual meeting.

All properly executed proxies, unless revoked as described above, will be voted at the annual meeting in accordance with your directions on the proxy. With respect to the election of directors, you may vote for all nominees, withhold your vote for all nominees, or withhold your vote as to one or more specific nominees. If a properly executed proxy does not provide instructions, the shares of common stock represented by your proxy will be voted:

•	FOR the election of the six director nominees to serve until the company’s 2009 annual meeting of stockholders;

•	FOR adoption of the 2008 incentive compensation plan;

•	FOR ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2008; and

•	at the discretion of the proxy holders with regard to any other matter that is properly presented at the annual meeting.

A majority of the outstanding shares of common stock must be present, in person or by proxy, to constitute a quorum at the annual meeting. The directors will be elected by a plurality of the votes cast by holders of the company’s common stock. If you withhold authority to vote for a director nominee, your shares will not be counted in the vote for the director nominee. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the 2008 incentive compensation plan. In addition, the New York Stock Exchange (“NYSE”) rules require that the total votes cast on the approval of the 2008 incentive compensation plan represent greater than 50% of the shares outstanding as of the record date.

Those who fail to return a proxy or attend the annual meeting will not count towards determining any required vote or quorum. Stockholders and brokers returning proxies or attending the meeting who abstain from voting on the election of our directors will count towards determining a quorum. Brokers holding shares of record for customers are not entitled to vote on certain matters unless they receive voting instructions from their customers. In the event that a broker does not receive voting instructions for these matters from its customers, a broker may notify us that it lacks voting authority to vote those shares. These broker non-votes refer to votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. These broker non-votes will be included in determining whether a quorum exists. Even if you do not instruct your broker how to vote on the election of directors or the ratification of our independent registered public accounting firm for 2008, your broker may exercise its discretion to vote your shares on these proposals. Your broker may not vote on the approval of the 2008 incentive compensation plan without your instruction. To be sure your shares are voted in the manner you desire, you should instruct your broker how to vote your shares.

The proxy card also provides voting instructions for any shares of company common stock that you may hold in a company benefit plan.

The company is soliciting your proxy and will pay the cost of preparing this proxy statement and the proxy card and the costs of any mailing. The company has retained Georgeson Inc. to assist in the solicitation of proxies for the annual meeting. For these services, the company will pay Georgeson $7,500 and will reimburse Georgeson for reasonable out-of-pocket expenses. Additionally, employees of the company may solicit proxies personally and by telephone. The company’s employees will receive no compensation for soliciting proxies other than their regular salaries. The company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of these proxy materials to their principals and to request authority for the execution of proxies. The company may reimburse such persons for their expenses in so doing.

PROPOSAL 1
ELECTION OF DIRECTORS

The board currently consists of seven members, of whom six are standing for re-election. Each director serves a term that expires at the annual meeting. In June 2007, Jonathan Miller was appointed a director by the board upon the recommendation of the nominating and corporate governance committee. Mr. Miller was recommended to the nominating and corporate governance committee by a director search firm. Each of the director nominees listed below is an incumbent director whose nomination to serve on the board was recommended by the nominating and corporate governance committee and approved by the board. The director nominees, if elected, will serve until the 2009 annual meeting of stockholders, or until their earlier resignation or removal. Each of the director nominees has indicated a willingness to serve as a director if elected. If any director nominee becomes unable to serve, the board may designate a substitute nominee, in which case the designated proxy holders, Frank Gatto and Michael Pawlowski, will vote for such substitute nominee.

The directors will be elected by a plurality of the votes cast at the annual meeting. A “withheld vote” is not considered a vote cast and will have no effect on the outcome of the election of directors.

The board recommends a vote “FOR” each of the six director nominees listed below.

Jerry V. Elliott, age 48, has served as a director of the company since December 2006. Mr. Elliott currently serves as chief financial officer of Cengage Learning Inc. and is an adjunct professor at the United States Military Academy at West Point. He also currently serves on the boards of directors of Tekelec, Inc. and SunCom Wireless Holdings, Inc. Previously, he served as president, chief executive officer and director of Global Signal Inc., a publicly traded real estate investment trust that rents tower space to wireless carriers, from April 2006 until it was acquired by Crown Castle International in January 2007. From December 2005 to April 2006, Mr. Elliott served as president of Citizens Communications Co., a provider of communication services to rural areas and small to medium-sized towns. He served as chief financial officer of Citizens Communications from February 2002 to November 2005 and as a director from September 2004 until April 2006. Prior to holding these positions, Mr. Elliott was a Managing Director — Media and Communications in Morgan Stanley’s investment banking group, a partner at the law firm of Shearman & Sterling LLP and an accountant at Arthur Andersen LLP.

Jonathan F. Miller, age 51, has served as a director of the company since June 2007. Mr. Miller currently is a private investor, investing in early stage venture companies and advising a number of private equity firms. He is also a founding partner of Velocity Interactive Group, a private investment firm, specializing in the digital media and communication sectors. From August 2002 until November 2006, Mr. Miller served as chairman and chief executive officer of America Online, Inc. Before joining America Online, he served as president and chief executive officer of USA Information Services (now IAC/InterActiveCorp), which at the time of his service included businesses such as Ticketmaster, CitySearch, Expedia and Match.com. Mr. Miller has also held positions at Viacom, the National Basketball Association and Public Broadcasting Service station WGBH in Boston, Massachusetts. Mr. Miller currently serves as a director of Premier Exhibitions, Inc. and TM Entertainment & Media, Inc. Mr. Miller also currently serves as a member of the board of trustees of the American Film Institute, Emerson College and WYNC (New York Public Radio).

Donald B. Reed, age 63, has served as a director of the company since November 2006. Mr. Reed currently serves on the boards of directors of CSG Systems International Inc. and Intervoice, Inc. From May 2000 to January 2003, he served as chief executive officer of Cable and Wireless Global, or C&W, a unit of Cable & Wireless plc (UK). C&W provided Internet protocol and data services to business customers in the United States, Europe and Japan. Mr. Reed served in various other executive positions at C&W from June 1998 to May 2000. He also served for 30 years in various executive positions at New England Telephone, NYNEX Corporation and Bell Atlantic Corporation, including as NYNEX’s vice president of government affairs in Washington, D.C., vice president of NYNEX Human Resources, president of NYNEX Information Resources, the directory operations of NYNEX, and president and group executive of NYNEX Corporation.

Stephen L. Robertson, age 56, has served as a director of the company since November 2006. Mr. Robertson is currently a business consultant. Previously, he served as president of Convergys International, a unit of Convergys Corporation, from 2002 to 2005. Convergys Corporation, or Convergys, is a global outsourcing solutions company. Mr. Robertson also served as Convergys’ executive vice president of North American operations from 2000 to 2002 and as Convergys’ president of telecom solutions from 1996 to 2000. Prior to joining Convergys, he served 22 years in the telecommunications industry with Cincinnati Bell Corporation and Southwestern Bell Corporation. Mr. Robertson also served on the respective senior executive committees of Convergys and Cincinnati Bell Corporation. In 2007, he successfully completed an exam to be certified as having core competencies as a board member following completion of an executive education program sponsored by the UCLA Anderson School of Management.

Thomas S. Rogers, age 53, has served as a director of the company since November 2006. Mr. Rogers currently serves as president and chief executive officer of TiVo Inc., a position he has held since July 2005. He also currently serves on the board of directors of TiVo Inc., a provider of television-based interactive and entertainment services. Mr. Rogers previously served as chairman of the board of Teleglobe International Holdings, Ltd., a provider of international voice, data, Internet and mobile roaming services, from November 2004 to February 2006. He also serves as chairman of TRget Media LLC, a media industry investment and operations advisory firm. Mr. Rogers served as the senior operating executive for media and entertainment for Cerberus Capital Management, a large private equity firm, from 2004 to July 2005. Prior to holding that position, he served as chairman and chief executive officer of Primedia, Inc., a print, video and online media company, from October 1999 to April 2003. From January 1987 until October 1999, Mr. Rogers held positions with National Broadcast Company, Inc., including president of NBC Cable and executive vice president.

Paul E. Weaver, age 62, has served as a director of the company since December 2006. Mr. Weaver currently serves as a director of AMN Healthcare Services Inc., is chairman of the board of the Ellis Island/Statue of Liberty Foundation and serves on the Corporate Advisory Board of the University of Michigan Business School. Mr. Weaver was a vice chairman of PricewaterhouseCoopers LLP, until 2006. During his more than 30 years at PricewaterhouseCoopers, Mr. Weaver served as the lead partner on a number of the firm’s largest global clients and held various management positions, including serving as a vice chairman of the firm and chairman of the firm’s global technology practice group, focusing on the technology, infocomm, entertainment and media industries.

PROPOSAL 2
APPROVAL OF THE 2008 INCENTIVE COMPENSATION PLAN

The board and the human resources committee believe that incentive-based compensation programs are an important element of the company’s continued financial and operational success. In February 2008, the board adopted the company’s 2008 incentive compensation plan (the “incentive plan”) to replace our original long term incentive plan. The board approved the incentive plan upon the recommendation of the human resources committee, subject to stockholder approval at the 2008 annual meeting of stockholders. If our stockholders approve the incentive plan, we will issue no more than 350,000 shares under our original long term incentive plan after December 31, 2007, for new awards and dividend equivalents under outstanding awards.

Under NYSE rules, we are required to obtain stockholder approval of the incentive plan. In addition, stockholder approval is necessary to ensure that our ability to deduct for tax purposes compensation paid under the incentive plan will not be limited by Section 162(m) of the Internal Revenue Code. Although we do not expect to grant stock options at this time, stockholder approval of the plan is also required if we wish to grant “incentive stock options” to employees under Section 422 of the Internal Revenue Code.

You are being asked to approve the incentive plan. You should read and understand the terms of the incentive plan before you vote. A summary of the incentive plan is provided below and is qualified in its entirety by reference to the full text of the incentive plan. A copy of the incentive plan is attached to this proxy statement as Appendix A. The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the incentive plan. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal. Broker non-votes will have no effect on the approval of this proposal other than with respect to the NYSE requirement that the votes cast represent greater than 50% of the shares outstanding as of the record date. Broker non-votes will not be counted as votes cast.

As of March 10, 2008, the closing price of the company’s common stock was $5.06.

The board recommends a vote “FOR” proposal 2.

Material Provisions of the Incentive Plan

Purposes

The purposes of the incentive plan are to:

•	optimize the company’s profitability and growth through incentives that are consistent with the company’s goals and that link the interests of participants to the interests of stockholders;

•	provide participants with incentives for excellence in individual performance;

•	provide flexibility to the company in its ability to motivate, attract and retain the services of participants who make significant contributions to the company’s success; and

•	allow participants to share in the success of the company.

Administration

The incentive plan will be administered by the human resources committee (the “committee”). The committee will have full authority to interpret and oversee the operation of the incentive plan. The committee may delegate its administrative duties and powers, subject to limitations set forth in the incentive plan. The committee may also delegate to one or more officers, within the limitations set forth in the incentive plan, the authority to designate award recipients and to determine the amount, timing and term of awards (other than performance-based awards) for participants other than directors and executive officers.

Term

The incentive plan will become effective as of March 4, 2008, subject to stockholder approval at the 2008 annual meeting of stockholders. The incentive plan will terminate ten years from the effective date, or earlier in specified circumstances under the plan.

Eligibility

All employees, non-management directors and consultants and independent contractors providing services to us or any of our subsidiaries are eligible to participate in the incentive plan. The committee, acting in its discretion, is authorized to designate which eligible persons will actually receive awards under the plan. We have approximately 7,200 employees and expect to issue awards annually to approximately 170 senior employees.

Types of Awards

The incentive plan is an “omnibus” plan under which we can make the following types of awards:

•	Restricted Stock

•	Restricted Stock Units

•	Stock Options

•	Stock Appreciation Rights

•	Deferred Stock Units

•	Performance Shares

•	Performance Share Units

•	Other Stock-Based Awards

•	Performance-Based Cash Incentive Awards

Shares Available for Awards

We may issue 12 million shares of common stock under the incentive plan, subject to adjustment for changes in our capital structure or a reorganization of the company. Shares issued under the incentive plan may be authorized and unissued shares, treasury shares or any combination of the two. Shares forfeited or repurchased or underlying the unexercised portion of an award that terminates, expires, is canceled or is settled in cash will be available for further awards under the incentive plan. Shares withheld or delivered to pay the exercise or purchase price of an award or to satisfy tax withholding obligations will also be available for further awards under the plan.

Award Limits

No more than 2 million shares of common stock may be covered by stock-based awards granted to any participant under the plan in a calendar year. The maximum amount that a participant may earn for any calendar year under cash incentive awards under the plan is $10 million. Of the shares available for issuance under the plan, a maximum of 12 million shares may be issued pursuant to incentive stock options.

Descriptions of Awards

Restricted Stock and Restricted Stock Units.  Restricted stock is common stock that is issued subject to restrictions, vesting and other conditions as determined by the committee. Shares of restricted stock generally vest on the basis of the satisfaction of performance conditions established by the committee and/or continuing employment or other service for a specified period of time. Unless otherwise determined by the committee, recipients of restricted stock are entitled to vote their shares of restricted stock and to receive the dividends paid on the shares, which may also be subject to vesting and other conditions.

A restricted stock unit is a right to receive one share of our common stock or cash equal to the value of one share at the end of a specified period, subject to transfer restrictions and other conditions as determined by the committee. Restricted stock units generally vest on the basis of the satisfaction of performance conditions established by the committee and/or continuing employment or other service for a specified period of time. The holder of a restricted stock unit award has no rights as a stockholder with respect to the underlying shares unless and until the award vests and the award is settled in shares. However, the committee may provide for the payment of dividend equivalents in the form of cash or shares in an amount equal to the dividends that would have been payable if the shares were outstanding.

Performance Shares and Performance Share Units.  A performance share is a share of common stock that is issued subject to vesting and/or other conditions that are based on the achievement of pre-established performance goals, as determined by the committee. A performance share unit is a restricted stock unit award under which the number of shares and/or the vesting of the award is subject to the achievement or level of achievement of pre-established performance goals, as determined by the committee. Performance share units are payable in cash or shares as set forth in the applicable award agreement. Performance share awards and performance share unit awards may be structured in a manner that will qualify for the performance-based exception from the tax deductibility limitation imposed by Section 162(m) of the Internal Revenue Code.

Stock Options.  A stock option is a right to purchase shares of our common stock at a price fixed on the grant date, subject to restrictions and conditions as determined by the board. Grants of options under the incentive plan may be incentive stock options or non-qualified stock options under the Internal Revenue Code. The exercise price may not be less than the fair market value of our common stock on the option grant date. A participant may pay the exercise price in cash, by delivering unrestricted shares to the company having a value at the time of exercise equal to the exercise price, by a cashless broker-assisted exercise, by a combination of these methods or any other method approved by the committee. Options may not be re-priced in the absence of stockholder approval. No option may be exercisable after the tenth anniversary of the grant date. The holder of an option will have no rights as a stockholder with respect to the underlying shares unless and until the shares are issued upon exercise.

Stock Appreciation Rights (SARs).  A stock appreciation right, or SAR, entitles a participant to receive upon exercise a payment equal to the difference between the grant price of the SAR and the market price of our common stock on the date of exercise. The settlement of an SAR may be in the form of cash, shares, a combination of cash and shares or in any other manner, as determined by the committee. The grant price of an SAR may not be less than the fair market value of our common stock on the grant date. SARs may not be re-priced without stockholder approval. No SARs may be exercisable after the tenth anniversary of the grant date.

Deferred Stock Units.  A deferred stock unit is a right to receive one share of our common stock or cash equal to the value of one share, subject to deferred distribution or payment conditions and other restrictions, as determined by the committee. The committee may allow a participant to defer receipt of all or a portion of his annual base salary and incentive compensation, other than stock options or SARs, and instead receive an award of deferred stock units. The number of deferred stock units payable is calculated by dividing (1) the amount of the deferred compensation by (2) the fair market value of our common stock on the date the compensation is payable. Upon the grant of deferred stock units, we will establish a notional account for the participant and will record the number of shares underlying the deferred stock units. No shares will be issued to the participant at the time of grant. The committee may provide for the payment of dividend equivalents in the form of cash or shares in an amount equal to the dividends that would have been payable if the shares were outstanding.

Other Stock-Based Awards.  The committee may grant other awards denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock. These awards may include stock bonuses, dividend equivalents (either alone or in conjunction with other awards, including with respect to awards outstanding under our original long term incentive plan), convertible or exchangeable debt securities, other rights convertible or exchangeable into shares, purchase rights for shares and share-based awards designed to comply with or take advantage of applicable laws outside of the United States.

Performance-Based Cash Incentive Awards.  The committee may grant cash incentive awards, including short- and long-term cash incentive awards subject to the attainment of specified performance goals established by the committee. At the end of the applicable performance period, the committee will determine whether and to what extent the performance goals are achieved and to what extent each cash incentive award has been earned. The committee will have the flexibility to structure cash incentive awards under the incentive plan in a manner that is intended to qualify for the performance-based exception from the tax deductibility limitation imposed by Section 162(m) of the Internal Revenue Code.

Performance Measures

The committee may establish conditions based on the achievement of performance measures for awards that are intended to qualify for the performance-based exception from the tax deductibility limitation imposed by Section 162(m) of the Internal Revenue Code. The measures may be based on company-wide performance or performance of a business unit, department, function or subsidiary of the company. The performance measures may include a comparison of the company’s performance as measured against the performance of a group of comparator companies, a published or special index or a stock market index. The following performance measures may be used under the incentive plan:

•	net earnings or net income (before or after taxes, depreciation and amortization);

•	earnings per share;

•	net sales or revenue growth;

•	net operating profit;

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales or revenue);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment);

•	earnings before taxes, interest, depreciation, and/or amortization;

•	operating income before or after interest, taxes, depreciation and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	expense targets;

•	debt measures (including, but not limited to, debt multiples);

•	margins;

•	operating efficiency;

•	market share;

•	customer satisfaction;

•	working capital targets and change in working capital;

•	market value added; and

•	economic value added (calculated as net operating profit after tax minus the sum of capital multiplied by the cost of capital).

For any performance-based award, the committee may allow for adjustments to performance measures for specified events set forth in the incentive plan to the extent allowed by Section 162(m) of the Internal Revenue Code.

Amendment and Termination

The board or the committee may, at any time, amend, suspend or terminate the incentive plan in whole or in part, except that any change that requires stockholder approval under applicable law, regulation or rule will not be effective unless we obtain stockholder approval. No termination, amendment, suspension or modification of the incentive plan or an award agreement may materially adversely affect any prior award under the incentive plan, without the written consent of the participant holding the award.

Transferability of Awards

Awards will not be transferable, other than by will or the laws of descent and distribution. The committee may determine that any transfer in violation of the incentive plan is null and void.

Forfeiture of Awards

The committee may specify in an award agreement that the award is subject to reduction, cancellation, forfeiture or recoupment upon termination of employment for cause, violation of material company policies, breach of restrictive covenants or other events specified by the committee.

Change in Control

Unless provided otherwise in an award agreement, in the event a change in control of the company occurs, each award outstanding under the incentive plan immediately prior to the change in control may be assumed and converted into an alternative award by the acquiring company, upon similar vesting and other terms and conditions, subject to post-change in control severance protection. In general, except as otherwise determined by the committee, any outstanding award that is not assumed and converted into an alternative award will become fully vested immediately before the change in control, and the holder of the award will realize the full value of the award upon or in connection with the change in control.

Under the incentive plan, a change in control is defined as:

•	the acquisition of 40% or more of our common stock except in connection with a merger or consolidation where a majority of the directors of the surviving entity were directors of the company prior to the transaction;

•	a change in a majority of the members of our board, without the approval of the then incumbent members of the board;

•	the completion of a merger or consolidation unless (a) a majority of the directors of the surviving entity were directors of the company prior to the transaction or (b) the transaction is a recapitalization of the company in which no person, entity, or group beneficially owns 40% or more of the combined voting stock of the surviving entity;

•	a sale of all or substantially all of our assets unless the sale is to an entity in which our shareholders own at least 50% of the voting stock in substantially the same proportions as their ownership of the company immediately prior to the sale;

•	stockholder approval of a complete liquidation or dissolution of the company; or

•	any other event designated by our board as a change in control or required to be reported as a change in control on a Form 8-K under the Securities Exchange Act of 1934.

Tax Withholding

Our obligation to make payments or issue unrestricted shares in connection with any award will be subject to and conditioned upon the satisfaction by the holder of applicable tax withholding obligations. We may require a participant to pay an amount sufficient to satisfy applicable withholding taxes or deduct or withhold the amount from any payments otherwise owed to the participant, whether or not under the incentive plan. The committee may allow a participant to satisfy a withholding tax obligation in whole or in part by having us withhold shares that would otherwise be issued to the participant, or by having the participant deliver shares to us, with a value equal to the minimum amount of the withholding obligation.

Federal Income Tax Consequences

The following is a summary of anticipated federal income tax consequences associated with stock-based awards under the incentive plan.

Stock-Settled Awards Other than Options and SARs

In general, a participant who receives restricted stock or other stock settled awards under the plan will realize ordinary income at the time the restricted stock becomes vested or the participant receives vested shares in settlement of the award in an amount equal to the then fair market value of the shares, and we will be entitled to a corresponding deduction (subject to potentially applicable deduction limitations under Section 162(m) of the Internal Revenue Code). The participant’s tax basis in the shares will generally be equal to the value of the shares on the date that ordinary income is realized, and the participant’s tax holding period for the shares will generally begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

Stock Options

The grant of a stock option is not a taxable event. In general, a participant who receives an option that does not qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code will realize ordinary income at the time the option is exercised equal to the difference between the then value of the shares acquired by the exercise of the option over the option exercise price paid for the shares, and we will be entitled to a corresponding deduction. The participant’s tax basis for the shares will be equal to the value of the shares on the date ordinary income is realized and the participant’s tax holding period for shares will begin on that date. Gain or loss on a subsequent sale of the shares will be long- or short-term capital gain or loss, depending on whether the sale occurs more than one year after the participant’s holding period begins.

If a participant receives a stock option that qualifies as an “incentive stock option” under Section 422 of the Internal Revenue Code, the participant will not realize income at the time the option is exercised (although the difference between the value of the shares and the exercise price will be taken into account as income for alternative minimum tax purposes), but will realize taxable income when the option shares are subsequently sold. If the participant sells the option shares more than two years after the date the option is granted and more than one year after the date the option is exercised, any gain or loss realized on the sale will be long-term capital gain or loss, and we will not be entitled to a deduction. On the other hand, if the participant sells the option shares before the end of either of those periods, any gain realized on the sale will be taxable as ordinary income to the extent of the difference between the value of the shares on the date the option was exercised and the exercise price paid for the shares, and any remaining gain will be capital gain. In general, we will be entitled to a deduction equal to the ordinary income realized by the participant upon the sale of the option shares.

Stock Appreciation Rights (SARs)

The grant of an SAR will not result in any immediate tax consequence to us or to the participant. Generally, the participant will realize ordinary income upon the exercise of an SAR, equal to the value of the shares or the cash payment issued or made in settlement of the award, and we will be entitled to a corresponding deduction.

Tax Deductibility Limitation

The Internal Revenue Code limits the allowable tax deduction that may be taken by us for compensation paid to some of our executive officers. The limit is $1,000,000 per executive per year, but qualified “performance-based compensation” is excluded from the limitation. Under the incentive plan, stock options, SARs, and performance-based stock and performance-based cash incentive awards may qualify as performance-based compensation not subject to the $1,000,000 limitation. Restricted stock and other share-based awards that are not performance based would be subject to the limitation unless the vesting and settlement of the awards are subject to the achievement of performance goals established under the incentive plan.

Plan Benefits

In the first quarter of 2008, the committee approved short-term cash incentive awards, performance share unit awards and restricted stock awards under the incentive plan for some of our officers and other employees, subject to stockholder approval of the incentive plan at the 2008 annual meeting of stockholders. The actual amounts that will be paid under the short-term cash incentive awards and performance share unit awards will depend on the attainment of specified performance measures. As a result, the amounts payable under these awards are not determinable at this time.

The table below sets forth the restricted stock awards and the amounts or shares payable under the performance-based awards if the target levels of performance are attained, for the following:

•	the individuals named in the Summary Compensation Table;

•	all of our executive officers as a group;

•	all of our non-management directors as a group; and

•	all of our non-executive officers as a group.

	Dollar Value of
	Target Short-	Target Number of
	Term Cash	Performance	Number of Shares of
Name and Position	Incentive Awards	Share Units	Restricted Stock

Frank P. Gatto	$280,000	59,549	25,521
Acting Chief Executive Officer
Samuel D. Jones	156,000	31,500	13,500
Acting Chief Financial Officer and Treasurer
W. Scott Hanle (1)	—	51,705	22,159
President — Sales
William G. Mundy (2)	264,000	56,146	24,063
Executive Vice President and General Counsel
Katherine J. Harless (3)	—	—	—
Former President and Chief Executive Officer
Andrew Coticchio (4)	—	—	—
Former Executive Vice President and Chief Financial Officer
Executive Group	1,576,000	322,025	138,012
Non-Executive Director Group	—	—	—
Non-Executive Officer Employee Group	—	1,037,847	711,163

(1)	In February 2008, Mr. Hanle was granted a short-term cash incentive award under a separate company incentive plan.

(2)	Mr. Mundy is retiring effective March 31, 2008. Accordingly, we do not expect that he will receive the performance share units and restricted stock.

(3)	Ms. Harless served as president and chief executive officer of the company through February 16, 2008.

(4)	Mr. Coticchio served as executive vice president, chief financial officer and treasurer of the company through November 26, 2007.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF
ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The audit committee has appointed Ernst & Young LLP as the company’s independent registered public accounting firm for 2008. The board is asking stockholders to ratify this appointment. Although the company is not required to obtain stockholder ratification of the appointment of Ernst & Young, the board considers the selection of an independent registered public accounting firm to be an important matter to stockholders and considers a proposal for stockholders to ratify such appointment to be an opportunity for stockholders to provide input to the audit committee and the board on a key corporate governance issue.

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the appointment of Ernst & Young. Abstentions will be counted toward a quorum and considered shares present in person or by proxy and entitled to vote. Accordingly, abstentions will have the effect of a vote against this proposal.

Representatives of Ernst & Young are expected to be present at the annual meeting and will be offered the opportunity to make a statement if they so desire. They will also be available to answer questions.

The board recommends a vote “FOR” proposal 3.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. The company has adopted a code of conduct for directors, officers and employees and corporate governance guidelines, which, together with our certificate of incorporation, by-laws and board committee charters, form our framework for governance. All of these documents are publicly available on our website at www.idearc.com or may be obtained free of charge upon written request to: Idearc Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Investor Relations.

Director Independence

As part of the company’s corporate governance guidelines, the board has established a policy requiring a majority of the members of the board to be independent. Our board currently consists of seven directors, of whom six are standing for re-election. Each of these six directors is independent (as defined by our corporate governance guidelines). For a director to be independent, the board must determine, among other things, that the director does not have any direct or indirect material relationship with the company. The guidelines for determining director independence are set forth in our corporate governance guidelines, which conform to the independence requirements of the NYSE corporate governance standards. Applying these independence standards, the board has determined that Jerry V. Elliott, Jonathan F. Miller, Donald B. Reed, Stephen L. Robertson, Thomas S. Rogers and Paul E. Weaver are all independent directors.

Director Nominations

Qualifications.  In considering nominees for election as director, the nominating and corporate governance committee considers a number of factors. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the board. In evaluating the suitability of individual board members, the committee takes into account many factors, including the candidate’s general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of the company’s business and technology, educational and professional background and personal accomplishments.

Stockholder Recommendations.  The nominating and corporate governance committee will evaluate any director candidates recommended by a stockholder according to the same criteria as a candidate identified by the nominating and corporate governance committee. The company has never received any recommendations for director candidates from stockholders.

Stockholders may recommend candidates at any time, but to be considered by the nominating and corporate governance committee for inclusion in the company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days in advance of the first anniversary of the date of the company’s proxy statement mailed to stockholders for the preceding year’s annual meeting of stockholders. A stockholder’s notice must contain the following:

•	the name and address of the stockholder recommending the director candidate for consideration, the name of the director candidate and the written consent of the stockholder and the director candidate to be publicly identified;

•	a written statement by the director candidate agreeing to be named in the company’s proxy materials and to serve as a member of the board (and any committee of the board to which the director candidate is assigned to serve by the board) if nominated and elected;

•	a written statement by the stockholder and director candidate agreeing to make available to the nominating and corporate governance committee all information reasonably requested in connection with the nominating and corporate governance committee’s consideration of the director candidate; and

•	the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Securities Exchange Act of 1934, as amended, the rules of the SEC and the NYSE corporate governance standards.

The stockholder’s notice must be signed by the stockholder recommending the director candidate for consideration and sent to the following address: Idearc Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Corporate Secretary (Nominating and Corporate Governance Committee Communication/Director Candidate Recommendation).

Communications with the Board

Any stockholder and other interested party may communicate with the board, any board committee, the non-management directors or any other individual director. All written communications must identify the recipient and the author and be forwarded by certified mail to: Idearc Inc., P.O. Box 619810, 2200 West Airfield Drive, D/FW Airport, TX 75261, Attention: Corporate Secretary. The corporate secretary will act as agent for the directors in facilitating these communications.

Code of Conduct

The company has adopted a code of conduct applicable to all of its directors and employees, including the chief executive officer, chief financial officer and chief accounting officer. The purpose of the code of conduct is to, among other things, focus our directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize our culture of integrity, respect and accountability. The company will post information regarding any amendment to, or waiver from, its code of conduct on its website under the Investor Relations tab as required by applicable law.

THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

The Board

Under the company’s corporate governance guidelines, each director is expected to devote the time necessary to appropriately discharge his or her responsibilities, review all meeting materials distributed in advance of a meeting and be prepared to discuss the business to be presented and is strongly encouraged to attend and participate in all board meetings and meetings of board committees on which he or she serves. During 2007, the board held 15 meetings. Each director attended at least 75% of the total number of meetings of the board and committees on which he or she served during the period he or she was a director.

The board has established a policy that its non-management directors meet regularly in executive session, without members of management present. A non-management director presides over each executive session. In 2007, our chairman of the board had this responsibility. In 2008, the board appointed Donald B. Reed to serve as lead director. In that capacity, Mr. Reed will preside over executive sessions of the non-management directors.

As part of the company’s corporate governance guidelines, the board has adopted a policy that strongly encourages each director to attend each stockholder meeting. All board members who were directors at the time of the meeting attended the company’s 2007 annual meeting of stockholders.

Board Committees

The board has three standing committees: audit committee, human resources committee and nominating and corporate governance committee, each of which is described below. Each committee operates under a written charter adopted by the board. All of the charters are publicly available on our website at www.idearc.com under the Investor Relations tab. You may also obtain a copy of our charters upon written request to our investor relations department at our principal executive offices.

Upon the nominating and corporate governance committee’s recommendations, the board appoints committee members annually. The table below sets forth the current composition of our board committees.

Nominating and
	Audit	Human Resources	Corporate Governance
	Committee	Committee	Committee

Jerry V. Elliott	✓	✓
Jonathan F. Miller			✓
Donald B. Reed		✓ (Chair)	✓ (Chair)
Stephen L. Robertson	✓	✓
Thomas S. Rogers			✓
Paul E. Weaver	✓ (Chair)

Subject to their re-election at the annual meeting, the composition of the board committees for 2008 is expected to remain the same.

Audit Committee

The audit committee oversees our accounting and financial reporting processes and the audits of the company’s financial statements. The functions and responsibilities of the audit committee include:

•	establishing, monitoring and assessing the company’s policies and procedures with respect to business practices, including the adequacy of the company’s internal controls over accounting and financial reporting;

•	reviewing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	reviewing with management and the independent registered public accounting firm the scope and the planning of the annual audit;

•	engaging the company’s independent registered public accounting firm and conducting an annual review of the independence of that firm;

•	pre-approving all audit and permitted non-audit services to be performed by the company’s independent registered public accounting firm;

•	reviewing the findings and recommendations of the independent registered public accounting firm and management’s response to the recommendations of that firm;

•	overseeing the internal audit function;

•	overseeing compliance with applicable legal and regulatory requirements, including ethical business standards;

•	establishing procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls or auditing matters;

•	establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	preparing the Audit Committee Report to be included in our annual proxy statement; and

•	reviewing the adequacy of the audit committee charter on an annual basis.

During 2007, the audit committee held nine meetings. Our independent registered public accounting firm reports directly to the audit committee. Each member of the audit committee has the ability to read and understand fundamental financial statements. The board has determined each member of the audit committee is “independent” as defined by the NYSE corporate governance standards and Rule 10A-3 of the Securities Exchange Act of 1934. The board has also determined that Mr. Weaver meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC.

Human Resources Committee

The human resources committee establishes, administers and reviews the company’s policies, programs and procedures for compensating our executive officers and the board. The functions and responsibilities of the human resources committee include:

•	evaluating the performance of and determining the compensation for the company’s executive officers, including its chief executive officer;

•	administering and making recommendations to the board with respect to the company’s equity incentive plan;

•	overseeing regulatory compliance with respect to compensation matters;

•	reviewing and approving employment and severance arrangements with the company’s senior management;

•	reviewing director compensation policies and, as appropriate, making recommendations to the board;

•	preparing the Human Resources Committee Report to be included in the annual proxy statement;

•	overseeing preparation of the Compensation Discussion and Analysis to be included in the annual proxy statement; and

•	reviewing the adequacy of the human resources committee charter on an annual basis.

During 2007, the human resources committee held ten meetings. The board has determined that each member of the human resources committee is “independent” as defined by the NYSE corporate governance standards.

Nominating and Corporate Governance Committee

The functions and responsibilities of the nominating and corporate governance committee include:

•	developing and recommending corporate governance principles and procedures applicable to the board and the company’s employees;

•	recommending committee composition and assignments;

•	identifying individuals qualified to become directors;

•	recommending director nominees;

•	recommending whether incumbent directors should be nominated for re-election to the board; and

•	reviewing the adequacy of the nominating and corporate governance committee charter on an annual basis.

During 2007, the nominating and corporate governance committee held three meetings. The board has determined that each member of the nominating and corporate governance committee is “independent” as defined by the NYSE corporate governance standards. In 2007, the nominating and corporate governance committee retained a director search firm to help the committee identify and evaluate qualified director nominees for consideration by the committee.

Director Compensation

Annual Cash Compensation.  The table below summarizes the components of cash compensation payable to our non-management directors for board service during 2007. A director who is an employee of the company does not receive additional compensation for serving as a director.

Cash retainer for Board service	$60,000
Chairman of the Board	$60,000
Audit Committee chair	$15,000
Human Resources Committee chair	$10,000
Nominating and Corporate Governance Committee chair	$10,000

Annual Equity-Based Compensation.  Non-management directors also receive an annual restricted stock award equal to $90,000 divided by the closing price of our common stock on the grant date. The shares of restricted stock vest on the first anniversary of the grant. Dividends are not payable on the unvested shares of restricted stock. However, dividend equivalents, in an amount equal to the dividend that would have been paid on the unvested shares of restricted stock, are credited to the director. Dividend equivalents are paid in cash on the vesting date.

One-Time Equity-Based Compensation.  Non-management directors who join the board will receive a one-time award of restricted stock valued at $85,000. In February 2007, our then-current non-management directors received a one-time award of restricted stock valued at $170,000 as an initial inducement to serve on the board, as compensation for board formation activities in 2006 and to provide a significant equity stake in the company at the start of board service. These one-time awards vest on the third anniversary of the grant date. Dividends are not payable on the unvested shares of restricted stock. However, dividend equivalents, in an amount equal to the dividend that would have been paid on the unvested shares of restricted stock, are credited to the director. Dividend equivalents are paid in cash on the vesting date.

Director Compensation Table.  The table below sets forth the compensation earned by each of our directors who served as a non-management director during 2007.

	Fees Earned or
Name (1)	Paid in Cash (2)	Stock Awards (3)	Total

Jerry V. Elliott	$60,000	$129,571	$189,571
Jonathan F. Miller (4)	35,000	59,490	94,490
John J. Mueller (5)	130,000	129,571	259,571
Donald B. Reed	70,000	129,571	199,571
Stephen L. Robertson	60,000	129,571	189,571
Thomas S. Rogers	60,000	129,571	189,571
Paul E. Weaver	75,000	129,571	204,571

(1)	Katherine J. Harless, the company’s former president and chief executive officer, is not included in this table because she was an employee of the company during 2007 and, therefore, did not receive compensation for her service as a director. See “Executive Compensation — Summary Compensation Table” on page 33 for a discussion of the compensation received by Ms. Harless as an employee of the company.

(2)	Includes cash retainers for serving as chairman of the board and/or as a committee chair in 2007 as follows: Mr. Mueller $60,000 as chairman of the board and $10,000 as chair of the nominating and corporate governance committee; Mr. Reed $10,000 as chair of the human resources committee; and Mr. Weaver $15,000 as chair of the audit committee.

(3)	Represents the expense recognized for financial reporting purposes for 2007 with respect to awards of restricted stock for each of the non-management directors. These dollar amounts were computed in accordance with Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (“FAS 123R”), excluding the impact of estimated forfeitures related to service-based vesting conditions, as required under SEC regulations. These dollar amounts reflect the company’s accounting expense for these awards and do not reflect the actual value that may be realized by the non-management directors. The value of the right to receive dividend equivalents was included in the grant date fair value under FAS 123R. Accordingly, dividend equivalents are not reported separately. Except for Mr. Miller, the grant date fair value of each non-management director’s annual and one-time restricted stock awards was $90,007 and $170,033, respectively. For Mr. Miller, the grant date fair value of his annual and one-time restricted stock awards was $52,508 and $85,034, respectively. See note 13 to the consolidated financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2007, for a description of the assumptions used in determining the accounting expense associated with these awards. As of December 31, 2007, each non-management director held 7,451 shares of restricted stock, except for Mr. Miller who held 3,827 shares of restricted stock.

(4)	Mr. Miller joined the board in June 2007. His annual cash retainer was prorated based on his term of service.

(5)	Mr. Mueller resigned from the board in February 2008.

Stock Ownership Guideline

In April 2007, the human resources committee adopted a stock ownership guideline for non-management directors to align their interests with those of the company’s stockholders and to strengthen the company’s commitment to sound corporate governance. The stock ownership guideline provides that each non-management director is required to own 7,000 shares. This number was determined by dividing $200,000 by the company’s closing stock price on January 31, 2007, and rounding up to the nearest 1,000 shares. Each non-management director is expected to comply with the ownership guideline within five years of becoming a director and to maintain ownership of at least 7,000 shares while serving as a director or until the company changes the guideline.

Until a non-management director meets the required stock ownership guideline, he or she is required to retain at least 75% of the shares received as equity-based compensation from the company, other than shares sold to satisfy withholding tax obligations. If a non-management director does not meet the required ownership guideline within the permitted timeframe or subsequently falls below the guideline, he or she will not be eligible to receive any equity-based compensation for the year in which the circumstance occurs and in any subsequent year during which the circumstance continues.

Shares counted towards meeting the ownership guideline include (a) shares owned outright by a non-management director, or his or her immediate family members residing in the same household, and (b) shares of restricted stock held by a non-management director, whether or not vested.

The following table sets forth the number of shares held by each of the non-management directors that are standing for re-election at the 2008 annual meeting of stockholders, as of March 10, 2008.

Number of
Name	Shares Held

Jerry V. Elliott	7,451
Jonathan F. Miller	3,827
Donald B. Reed	8,668
Stephen L. Robertson	7,458
Thomas S. Rogers	7,452
Paul E. Weaver	51,451

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Decisions with respect to compensation for our executive officers, including our chief executive officer, are made by the human resources committee of our board of directors (the “committee”). The following discussion and analysis are focused primarily on the compensation for our executive officers during 2007, with additional detail provided for our named executive officers. Our “named executive officers” are the individual who served as our president and chief executive officer during 2007, the two individuals who served as our chief financial officer during 2007 and our three other most highly compensated executive officers for 2007. The compensation of our named executive officers is detailed in the tables and related information provided under “Executive Compensation” following this section, beginning on page 33. Frank P. Gatto was appointed acting chief executive officer in February 2008. His compensation is discussed below and in the executive compensation tables because he was a named executive officer of our company, but not our chief executive officer, during 2007.

When reviewing this discussion, it is important to note that in November 2006 the company was spun-off from Verizon Communications Inc. Prior to the spin-off, the company was a wholly owned subsidiary of Verizon. In connection with the spin-off, the company inherited various legacy compensation programs from Verizon. While 2007 compensation reflects decisions made by the committee, the committee is continuing to evaluate the company’s compensation program and expects to further modify elements of the program as it determines appropriate to support the company’s compensation philosophy and objectives, as well as its cost structure, as a stand-alone public company.

Compensation Philosophy and Objectives

In making decisions with respect to compensation for executive officers, the committee is guided by a pay-for-performance philosophy. The committee believes a significant portion of each executive’s total compensation opportunity should be tied to and vary with achievement of the company’s financial, operational and strategic goals. In designing the compensation program for executive officers, the committee seeks to achieve the following key objectives:

•	Attract and Retain Talented Executives. The compensation program should provide each executive officer with a total compensation opportunity that is market competitive. This objective is intended to ensure that the company is not at a competitive disadvantage in attracting and retaining executives while maintaining an appropriate cost structure for the company.

•	Motivate Executives. The compensation program should encourage the executive officers to achieve the company’s goals.

•	Alignment with Stockholders. The compensation program should align executives’ interests with those of our stockholders, promoting actions that will have a long-term positive impact on total stockholder return.

•	Compensation Should Be Transparent. The elements of the compensation program should be easily understood by both our executives and our stockholders.

Elements of Our 2007 Compensation Program for Executive Officers

Our 2007 compensation program for executive officers used the compensation elements summarized below.

Element of			Key Objectives
Compensation Program	Employees Covered	Description	Promoted

Annual Cash Compensation

Base Salary	All salaried employees	Fixed annual cash compensation paid every two weeks during the year.	Designed to enable the company to attract and retain talented employees.

Short-Term Incentive	Approximately 2,500 employees	Variable cash compensation based on performance achieved against pre-established goals for a one-year period.	Designed to motivate and reward achievement of financial, operational and strategic business goals.

Long-Term Equity-Based Compensation

Performance Units	Approximately 150 employees	Stock equivalents that vest based on the company’s three-year total stockholder return versus a comparator group.	Designed to motivate and reward achievement of long-term operational and strategic business goals, align pay with performance and drive long-term stockholder value.

Restricted Stock	Approximately 90 employees	Shares of stock that vest as a result of continued employment with the company.	Designed to retain executives and align their interests with those of the company’s stockholders.

Retirement Benefits

Savings Plan	Available to approximately 7,000 eligible employees	A 401(k) retirement savings plan that enables employees to contribute a portion of their compensation with a company matching contribution of up to 6%. An additional company matching contribution of up to 3% may be awarded based on company performance.	Designed to be market competitive, given that most companies of our size provide a 401(k) plan with a matching contribution component.

Management and Excess Pension Plans	Approximately 3,400 eligible employees hired before 2006	Retirement benefits provided by Verizon prior to the spin-off. The plans were frozen by Verizon in 2006. In connection with the spin-off, Verizon transferred the assets and liabilities under the plans for company employees to the company.	A legacy obligation transferred to the company in connection with the spin-off.

Element of			Key Objectives
Compensation Program	Employees Covered	Description	Promoted

Employment and Severance Benefits

Employment Agreement	Former president and chief executive officer	Agreement providing for salary, incentive opportunities and severance benefits.	A legacy agreement assumed by the company in connection with the spin-off.

Severance Benefits absent a Change in Control	All 12 executive officers	Severance benefits equal to a multiple of salary and target short-term incentive award in the event of a termination by the company without cause.	Designed to enable the company to attract and retain talented executives. Also intended to protect the company’s interests through restrictive post-employment covenants, including noncompetition and nonsolicitation.

Severance Benefits in connection with a Change in Control	All 12 executive officers	Severance benefits equal to a higher multiple of salary and target short-term incentive award in the event of a termination by the company without cause or by the executive for good reason following a change in control.	Designed to ensure that management is able to evaluate any potential change in control transaction objectively and provide for continuity of management in the event of a change in control.

Other Benefits and Perquisites

Health Benefits	Available to approximately 7,000 eligible employees	Health, dental, vision, term life and disability insurance.	Customary benefits that enable the company to attract and retain employees as most companies of our size provide similar health benefits.

Whole Life Insurance	7 executive officers	A supplemental insurance program with a savings component. Includes a payment for taxes associated with the portion of the premium reimbursed to the executive by the company.	A legacy benefit provided by Verizon.

Perquisites	All 12 executive officers	Includes flexible allowances, financial planning and annual physical exams.	Customary benefits generally consistent with similar perquisites provided by Verizon to its executives.

Committee’s Role in Establishing Compensation

The committee approves or recommends to the board for approval all compensation decisions for our executive officers, including grants of equity awards. The committee believes that one of its key functions is to help ensure that our executives are fairly compensated based upon their performance and contribution to the company’s growth and profitability and that its compensation decisions support the company’s compensation philosophy and objectives, as well as stockholder interests. The committee chair sets the agenda for all committee meetings, with input from management and the committee’s advisor.

Advisor to the Committee

Prior to the spin-off, Verizon retained Hewitt Associates, LLC to initiate a review of our compensation program, including total compensation opportunities and individual pay components (e.g., base salary, short-

term incentive and long-term equity-based compensation) for each of our executive officers. Hewitt was directed to identify a comparator group of publicly traded companies, provide comparative market data with respect to these companies and provide recommendations regarding our overall compensation program and the executive officers’ pay levels. Based in part on Hewitt’s recommendations, the committee recommended to the board for approval and the board approved several changes to our compensation program in the first quarter of 2007.

During 2007, the committee conducted a search for an independent advisor. At the committee’s direction, the company’s human resources department developed a list of advisor candidates. Candidates were then asked to submit a written proposal and references and to participate in a series of interviews with the committee and management. Based on this search process, the committee selected Exequity, LLP in September 2007 to serve as the committee’s executive compensation advisor. Exequity reports directly to the committee and only provides services that are authorized by the committee.

Management’s Role in Establishing Compensation

The company’s human resources department administers our executive compensation program. At the request of the committee or management, the executive vice president—human resources and employee administration is responsible for making proposals to the committee for changes to our executive compensation program. The committee may also request its advisor to review and provide suggestions for changes to the compensation program. Our executive vice president—human resources and employee administration is the primary management contact for the committee chair.

In 2007, our chief executive officer, executive vice president—human resources and employee administration and general counsel attended committee meetings to discuss matters under consideration by the committee and to answer questions regarding those matters. Mr. Mueller, our former chairman of the board, was an ex-officio member of the committee and usually attended committee meetings. The committee also regularly meets in executive session without members of management present.

Our chief executive officer recommends to the committee changes in compensation for other executive officers based on an assessment of each individual’s responsibilities and contribution to the company’s results and potential for future contributions to the company’s success. Neither the chief executive officer nor other executives are directly involved in recommendations of changes in the chief executive officer’s compensation. The committee relies on its advisor for market data and other relevant information when considering the establishment of or changes to the chief executive officer’s compensation.

Review of Compensation Program

The company began a review of its compensation program shortly before its spin-off from Verizon. During 2007, the committee continued that review and began implementing changes to the legacy compensation programs the company inherited from Verizon. This process continues in 2008. The committee anticipates that additional modifications to our executive compensation program will be made in 2008.

In determining the compensation program for 2007, the committee considered the three main factors described below. The committee’s actions were influenced by the fact that the company had been a stand-alone public company for less than two months in 2006. As a result, the committee placed greater emphasis on market competitiveness in making compensation decisions for our executive officers in 2007.

•	Market Competitiveness. The committee reviewed market data provided by its advisor for each of the executive officers. In future years, the committee expects to complete a market study near the beginning of each year to evaluate whether market movements would suggest changes to the compensation program and pay levels of the executives.

•	Internal Equity. The committee considered the level of total compensation opportunity for the executive officers in relation to one another to ensure that each executive’s contribution to company performance was appropriately reflected. The committee considered compensation in relation to other executive officers due to their similar scope of responsibility and impact on the company’s performance. The committee also considered the relationship between the compensation of our former president and chief executive officer and the company’s other executive officers.

•	Individual Performance. The committee considered each individual executive’s experience serving in his or her position and the potential for the executive to expand responsibilities and contributions to the company.

Employment Agreement

In connection with the spin-off, the company assumed an existing employment agreement between our former president and chief executive officer and Verizon. The committee agreed with our former chief executive officer that it was appropriate for her to have an agreement as the chief executive of a new stand-alone public company. The agreement was to expire in June 2008, and provided for minimum short- and long-term incentive compensation opportunities as well as severance and other benefits. Following the spin-off, the committee approved an increase in base salary as described under the caption “Base Salary” below to reflect her additional responsibilities as president and chief executive officer of a stand-alone public company. For additional information about this agreement, see “Executive Compensation—Summary Compensation Table — Former CEO Employment Agreement” on page 35.

The committee has determined not to enter into employment agreements with the company’s other executive officers. This decision was based on the committee’s review of survey data for similarly positioned executives and the fact the executive officers receive severance protection and are subject to certain restrictive covenants under the company’s executive transition plan. This plan was approved by the committee in April 2007 and was designed primarily to encourage executives and other key employees to remain employed by the company following the spin-off by providing certain severance protection against involuntary termination of employment with additional severance protection applicable to a termination of employment in connection with a change in control. For additional information about this plan, see “Executive Compensation—Potential Payments Upon Termination or Change in Control—Executive Transition Plan” on page 40.

Benchmarking and Comparator Group

Based on Hewitt’s advice, the committee reviewed aggregate compensation data from a survey group of more than 100 companies to use in a comparative analysis in determining executive compensation for 2007. From this survey group, the committee selected a comparator group of 15 publicly traded media and publishing companies having revenue and number of employees similar to the company. Although our company is not included in an identifiable peer group, the committee believed that this comparator group represented an appropriate mix of industry participants to use for benchmarking and comparative analysis. The following companies comprised the 2007 comparator group:

• Belo Corp.	• The New York Times Company
• Dex Media, Inc.	• PRIMEDIA Inc.
• Dow Jones & Company, Inc.	• R.H. Donnelley Corporation
• Gannett Co., Inc.	• The Reader’s Digest Association, Inc.
• John Wiley & Sons, Inc.	• Scholastic Corporation
• Knight-Ridder, Inc.	• Tribune Company
• The McGraw-Hill Companies, Inc.	• The Washington Post Company
• Meredith Corporation

2007 Compensation Program

To evaluate proposed base salary changes and incentive award opportunities for 2007, the committee reviewed compensation data from the comparator group. The committee used aggregate data from the larger survey group to confirm the competitiveness of its decisions before they were finalized. The committee’s primary objectives were to align pay with performance and to establish a compensation program that was more heavily oriented toward short- and long-term incentive compensation.

In allocating total compensation opportunities between base salary and incentive opportunities, the committee set base salaries near the 50th percentile of the comparator group and provided performance-based incentive compensation, as a percent of base salary, at approximately the 75th percentile of the comparator group for similar executive positions. The combination of base salary and performance-based incentive compensation opportunities was intended to result in a total compensation opportunity between the 50th and 75th percentiles. While the committee used these percentiles as a guideline, it also considered individual performance, experience, potential for future contributions and internal pay equity. The committee believed this approach was consistent with our pay-for-performance philosophy because base salaries were generally targeted near the median for the comparator group, while total compensation was potentially higher than the median if performance objectives were achieved.

In establishing 2007 compensation for our former president and chief executive officer, the committee considered compensation paid to chief executive officers at companies in the comparator group. The committee also considered other factors, including (a) the terms of her employment agreement, (b) the minimum short- and long-term incentive award opportunities provided for under her employment agreement, (c) severance benefits and restrictive covenants provided for under her employment agreement and the company’s long term incentive plan, and (d) the fact that prior to the spin-off she was a business unit president within Verizon and following the spin-off she was president and chief executive officer of a stand-alone public company. In allocating the total compensation opportunity for our former president and chief executive officer, the committee modified the policy described above due to the terms of her employment agreement. That agreement provided for minimum incentive award opportunities that were tied to base salary. Due to these minimum incentive awards and her one-time restricted stock award, the committee decided to set the base salary and performance-based incentive opportunities for our former president and chief executive officer below the 50th percentile. By setting these components of her compensation in this manner, the committee intended to provide her with a total compensation opportunity, including that portion of the one-time restricted stock award that vested on the first anniversary of the grant date, slightly above the 75th percentile.

Base Salary

Base salaries provide executives with a predictable level of income. The committee reviews base salaries of our executive officers on an annual basis. Any changes in base salary are generally effective at or near the beginning of the year. During the committee’s review of base salaries for executive officers for 2007 the committee primarily considered market data provided by the committee’s advisor, individual performance and experience of the executive officer and internal pay equity among all of our executive officers.

Based on its review, the committee increased the base salaries of the executive officers for 2007, in part to reflect their additional responsibilities as a result of the company becoming a stand-alone public company. In addition, the committee considered the mix of each executive officer’s total compensation opportunity. The increases were generally consistent with the committee’s decision to set base salaries near the 50th percentile of the comparator group. Our former president and chief executive officer, however, was provided a base salary below the 50th percentile due to the minimum performance-based incentive awards provided for under her employment agreement and the value of her one-time restricted stock award.

The following table sets forth the base salaries for 2006 and 2007 for our named executive officers.

	2006	2007
Name	Base Salary	Base Salary	Percentage Increase

Katherine J. Harless	$483,000	$650,000	35%
Former President and Chief Executive Officer
Samuel D. Jones (1)	$188,600	$197,000	4%
Senior Vice President—Investor Relations
Frank P. Gatto (2)	$272,800	$307,400	13%
Executive Vice President—Operations
W. Scott Hanle	$269,700	$303,900	13%
President—Sales
William G. Mundy	$244,300	$330,000	35%
Executive Vice President and General Counsel
Andrew Coticchio	$308,500	$425,000	38%
Former Executive Vice President and Chief Financial Officer

(1)	Mr. Jones was appointed acting chief financial officer and treasurer in November 2007. In connection with his appointment, his base salary was increased to $240,000.

(2)	Mr. Gatto was appointed to the additional position of acting chief executive officer in February 2008.

Short-Term Incentive Compensation

In the first quarter of 2007, the committee recommended to the board for approval and the board approved target awards under the short term incentive plan for each executive officer. The target awards were set at a percentage of base salary. Later in the first quarter of 2007, the committee approved the remaining terms of the awards. The awards were subject to the company achieving levels of performance for the following metrics:

•	Operating Income Before Interest, Taxes, Depreciation and Amortization (OIBITDA). The committee selected this metric because it provides a measure of the company’s performance and ability to service debt, pay dividends and reinvest in growth initiatives. The committee also believed OIBITDA to be a strong indicator of the company’s cash flow. The committee believed this metric to be important given the company’s level of indebtedness following the spin-off. OIBITDA is a non-GAAP measure. The committee calculated OIBITDA by adding GAAP depreciation and amortization to GAAP operating income. The committee also added the costs of stock-based compensation related to the one-time restricted stock awards granted in 2007 and added separation costs related to the spin-off. The committee retained discretion to adjust OIBITDA for unusual or one-time items.

•	Print Published Revenue. The committee selected this metric because it is useful for evaluating the company’s performance in its print business, which is the company’s largest and most profitable business. Print published revenue represents the total revenue value of directories published that will be amortized over the life of the directories, which is typically 12 months.

•	Internet Revenue. The committee selected this metric because it is useful for evaluating the company’s performance in its Internet business, which the committee considers a growth engine for the company and important to the long-term success of the company.

The committee set minimum, target and maximum levels of performance for each metric. The company’s performance against each of these metrics was weighted to provide an overall, percentage-based measure of performance. The committee decided the performance metrics should be weighted 50% for OIBITDA and 50% for the revenue metrics to balance the company’s focus on revenue growth and cash flows to service debt and other initiatives. For the revenue metrics, the committee allocated more weight, 35%, to print published revenue, compared to 15% for Internet revenue, because of the significant portion of the company’s overall revenue and profit represented by the print business. If the combined measure of performance was below 90%

achievement, no awards were payable. At 90% to 100% achievement, awards were payable on a scale from 25% to 100% of an executive officer’s target award. At 100% to 112.5% achievement, awards were payable on a scale from 100% to 200% of the target award. The maximum award payable was equal to 200% of an executive officer’s target award.

The following table sets forth the threshold, target and maximum levels of performance, the weights of each performance metric and actual performance for each of these metrics in 2007.

		Performance Goals (in millions)
					Actual
Performance Metrics	Weight	Threshold	Target	Maximum	Performance

OIBITDA	50%	$1,385	$1,539	$1,731	$1,502
Print Published Revenue	35%	2,638	2,931	3,297	2,841
Internet Revenue	15%	257	286	322	285

Based on 2007 performance, the weighted overall achievement of the performance metrics was 97.65%. As a result, the award payable to each executive officer was equal to 76.50% of his or her target award (based on the scale of 25% to 100%). The following table sets forth the target awards and actual payouts based on performance achieved under the short term incentive plan, as a percentage of base salary, for each of the named executive officers other than Mr. Coticchio. Under the executive transition plan, Mr. Coticchio received a payment equal to his target short-term incentive award of 80% of his base salary.

	Target
	Short-Term
	Incentive Award	Actual Payout
Name	(% of base salary)	(% of base salary)

Katherine J. Harless	112.5%	86.1%
Samuel D. Jones	65.0%	49.7%
Frank P. Gatto	80.0%	61.2%
W. Scott Hanle	80.0%	61.2%
William G. Mundy	80.0%	61.2%
Andrew Coticchio	80.0%	80.0%

In approving the actual payouts to the named executives officers, other than Mr. Coticchio, the committee had the authority to apply discretion to the amounts that otherwise would have been payable based on the company’s performance in 2007. The committee exercised this discretion in 2007 by reducing the company’s OBITDA for 2007 to eliminate the gain resulting from the company’s sale of a printing plant. The committee determined to eliminate this gain from OIBITDA because of the non-operational nature of the sale. The amounts paid to the named executive officers under the short term incentive plan are shown in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column on page 33.

Long-Term Equity-Based Compensation

Performance Units

The committee believes generally that equity awards should provide a payout only if long-term performance goals are achieved. Consistent with this objective, the committee determined that the company’s total stockholder return should be used as the performance metric for long-term incentive awards granted in 2007. Total stockholder return (“TSR”) is a non-GAAP measure and is based on the change in the company’s closing stock price on the first and last trading days of a three-year performance period. The calculation of TSR will include the assumed reinvestment of any dividends paid during the performance period. The awards were granted in the form of performance units. Each executive officer was granted a target number of performance units. The target number of performance units was determined by (a) multiplying each executive officer’s base salary by a target long-term incentive award percentage, and (b) dividing the product by the company’s closing stock price on the grant date. The incentive award percentage for our former president and chief executive officer was equal to the minimum award she is entitled to under her employment agreement that was assumed by the company in connection with the spin-off. In establishing the award percentages for each of our other named executive officers, the committee with the advice of Hewitt, compared the total compensation opportunity of the executive officer to that offered to similar executive positions in the comparator group, as well as the long-term equity-based compensation offered as part of the total compensation opportunity. The target awards were generally consistent with the committee’s decision to set incentive awards at approximately the 75th percentile of the comparator group.

The actual number of performance units paid at the end of the performance period will be based upon the company’s TSR measured against the weighted average TSR of the S&P Midcap 400 companies and R.H. Donnelley over a three-year period ending December 31, 2009. The TSR of the S&P Midcap 400 is weighted 80% and R.H. Donnelley is weighted 20%. The committee included R.H. Donnelley because this company was considered the most comparable publicly traded company in terms of business, business model, revenue and market capitalization.

At the end of the performance period, if the company’s TSR, divided by the weighted TSR of the S&P Midcap 400 and R.H. Donnelley, is below 90%, no performance units will be paid. If this relative TSR is between 90% to 106%, performance units will be payable on a scale from 25% to 150% of the executive officer’s target number of performance units. The maximum number of performance units that will be paid is equal to 150% of the executive officer’s target number of performance units.

The performance units will be settled in cash at the end of the performance period. The cash payment will be determined for each executive officer by multiplying the company’s closing stock price on the last trading day of the performance period by the number of performance units payable. Dividends are not payable on the performance units. However, dividend equivalents, in an amount equal to the dividend that would have been paid on an equivalent number of shares of the company’s stock, are granted in the form of additional performance units. The payout of the dividend equivalents is subject to the achievement of the same TSR targets as the performance units.

The following table sets forth the target long-term incentive award as a percentage of base salary, the target number of performance units granted to the named executive officers and the aggregate value of the target awards based on the company’s closing stock price on the grant date.

	Target Long-Term
	Incentive	Target Number of
	Award Percentage	Performance Units
Name	(% of base salary)	Granted	Aggregate Value

Katherine J. Harless	425%	79,496	$2,762,486
Samuel D. Jones	135%	7,653	265,942
Frank P. Gatto	175%	15,481	537,964
W. Scott Hanle	175%	15,304	531,814
William G. Mundy	175%	16,619	577,510
Andrew Coticchio	175%	21,403	743,754

One-Time Restricted Stock Awards

In January 2007, the committee approved one-time grants of restricted stock to the company’s management employees, including each of the named executive officers. In setting the amount of these awards, the committee reviewed market data for other public companies that had become publicly traded as the result of a spin-off. The committee considered this data to be relevant because generally senior management of a spin-off company does not have the opportunity to acquire shares prior to the spin-off, and as a result, only owns shares through an equity award.

These awards were intended to create an immediate and significant equity interest in the company, thereby aligning the interests of our executives with those of our stockholders. In addition, these awards were granted for the purpose of creating a significant incentive to continue to be employed by the company for at least the first three years following the company’s spin-off. The committee considered this time period to be critical to the company’s future success as it transitioned from operating as a wholly owned subsidiary of Verizon to a stand-alone public company, creating a heightened importance of continuity of senior management with significant knowledge of the company’s business and operations. One-third of these awards vest on the first, second and third anniversaries of the grant date.

Dividends are not payable on these restricted stock awards until they vest. However, dividend equivalents, in an amount equal to the dividend that would have been paid on the restricted stock awards as if they were vested, are granted in the form of restricted stock units. Each restricted stock unit will be settled for one share of the company’s stock and is subject to the same vesting terms applicable to the corresponding restricted stock awards. These dividend equivalents were intended to provide a continuing increase in management’s equity interest in the company and further align the interests of our executive officers with those of our stockholders.

The following table sets forth the number of shares of restricted stock granted to the named executive officers in connection with this one-time award and the aggregate grant date value of the awards. The values shown below represent the value of the restricted stock awards, based on the company’s closing stock price on January 9, 2007, which was the grant date. The numbers of shares shown below do not include the additional shares underlying dividend equivalent restricted stock units that accrue on the shares of restricted stock that have not vested.

	Number of Shares	Aggregate Grant
Name	of Restricted Stock	Date Value

Katherine J. Harless	200,000	$5,864,000
Samuel D. Jones	20,976	615,016
Frank P. Gatto	44,765	1,312,510
W. Scott Hanle	44,765	1,312,510
William G. Mundy	44,765	1,312,510
Andrew Coticchio	44,765	1,312,510

For additional information regarding this one-time award, see “Executive Compensation—Grants of Plan-Based Awards” on page 35 and “Executive Compensation—Outstanding Equity Awards at Fiscal Year-End” on page 37.

Other Benefits and Perquisites

Our executive officers are eligible to participate in various benefit plans available generally to our employees. Under these plans, all employees are entitled to health, dental, vision, term life insurance and disability coverage. All employees, including our executive officers, are also entitled to vacation, sick leave and other paid holidays. Former employees of Verizon’s directories business and employees with at least 13 1/2 years of service as of June 30, 2006 are also entitled to post-retirement medical benefits. We assumed this obligation to provide post-retirement medical benefits from Verizon in connection with the spin-off. The committee believes that the company’s commitment to provide these benefits demonstrates the company’s recognition that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the company and our stockholders.

The executive officers also receive the following benefits and perquisites:

•	physical examinations;

•	financial planning resources, services and assistance;

•	personal use of the corporate aircraft; and

•	flexible allowances.

The company also reimburses a portion of the premiums associated with whole life insurance policies for the executive officers that received this benefit as a Verizon employee. In addition, the company provides these executive officers with payments for taxes owed by the executives as a result of the premiums reimbursed by the company. This benefit was provided by Verizon prior to the spin-off. For 2007, the committee decided to continue to provide this perquisite only to those executive officers who received this benefit from Verizon prior to the spin-off. The committee expects to periodically review whether to continue this benefit.

The company owns an airplane that is used for business purposes. The board has also authorized the limited use of this airplane for non-business purposes by the executive officers if approved in advance by our chief executive officer or chief financial officer. The company believes that the use of this airplane by the executive officers is appropriate considering the significant obligations required by their positions with the company.

The committee approved the flexible allowance for executives in lieu of other perquisites customarily provided by other companies, such as car allowances and club dues.

These additional benefits and perquisites are generally consistent with the benefits and perquisites provided to executive officers by Verizon prior to the spin-off. For additional information regarding perquisites provided by the company, see “Executive Compensation—Summary Compensation Table—All Other Compensation” beginning on page 34.

Savings Plan

Our executive officers and other employees are eligible to participate in the Idearc Savings Plan for Management Employees. Participants can elect to contribute to the plan on a pre-tax or post-tax basis and receive a company matching contribution of up to 6% of eligible compensation, which includes base salary and annual short-term incentive, subject to applicable IRS limitations. Management employees are eligible for an additional company matching contribution under the plan of up to 3% of eligible compensation if performance criteria, established by the committee, are met. For 2007, a performance-based matching contribution of 1.5% was made based on the company’s weighted attainment of 97.65% of the performance measures established with respect to the short term incentive plan awards for 2007.

Pension Plans

In connection with the spin-off, Verizon transferred to the company certain pension assets and liabilities related to our employees, including our executive officers. The benefit obligations are now provided under company pension plans. These plans do not accept new participants or provide existing participants with additional years of service credit other than for determining retirement eligibility. For a description of these plans and the benefits payable to the named executive officers, see “Executive Compensation—Pension Benefits” beginning on page 38.

Potential Benefits and Payments upon Severance and Change in Control

The company provides the executive officers with severance benefits for termination of employment without cause and in connection with a change in control of the company. The severance benefits are intended to assist the company in attracting and retaining talented executives. In addition, the change in control benefits are intended to ensure that our executives are able, as a practical matter, to evaluate any potential change in control transaction objectively and to encourage executives to remain employed by the company in the event a change in control becomes a real possibility. For additional information, see “Executive Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 40.

Mr. Coticchio served as executive vice president, chief financial officer and treasurer of the company through November 26, 2007. He remained an employee of the company through December 31, 2007. Under the executive transition plan, he was entitled to severance payments and benefits of $1,487,139 as a result of his separation from the company. For additional information, see “Executive Compensation—Summary Compensation Table—All Other Compensation” on page 34 and “Executive Compensation—Potential Payments Upon Termination or Change in Control—Former Officers—Former Chief Financial Officer” on page 48.

Stock Ownership Guidelines

In April 2007, the committee adopted stock ownership guidelines for senior management, including our executive officers, to align the interests of these employees with those of our stockholders and to strengthen the company’s commitment to sound corporate governance.

The number of shares an executive officer is required to own is determined by (a) multiplying his or her base salary in effect on January 31, 2007 by the applicable ownership multiple for the executive officer, and (b) dividing the product by the company’s closing stock price on January 31, 2007. The number of shares is then rounded up to the nearest 1,000 shares. Each of the current executive officers is expected to attain ownership of the required number of shares before January 31, 2012 and maintain ownership of at least this number of shares while they hold office or until the committee changes the ownership guidelines. Individuals who become subject to the guidelines in the future will have five years to attain the required number of shares.

The applicable multiple is generally determined by an officer’s title as shown in the table below.

Position	Multiple of Base Salary

Chief Executive Officer	4x
Executive Vice Presidents and Area Presidents	3x
Senior Vice Presidents	2x
Vice Presidents	1x

Until an executive officer meets the required stock ownership guideline, he or she is required to retain at least 75% of the shares earned under the company’s compensation plans, other than shares sold to satisfy withholding tax obligations.

If an executive officer does not meet the required stock ownership guideline within the permitted time period or subsequently falls below the guideline, he or she will not be eligible to participate in any company equity-based compensation programs for the year in which this circumstance occurs and in any subsequent year during which the circumstance continues.

Under our stock ownership guidelines, the following shares are counted:

•	shares owned outright by the executive officer or his or her immediate family members residing in the same household;

•	shares held in the company’s savings plan;

•	shares of restricted stock granted as part of an executive officer’s compensation, whether or not vested; and

•	shares held in a company employee stock purchase plan (the company does not currently have a purchase plan).

The following table sets forth the applicable stock ownership guideline for and the number of shares held by each of the named executive officers employed by the company as of March 10, 2008.

	Stock Ownership	Number of
Name	Guideline	Shares Held

Samuel D. Jones	13,000	18,964
Frank P. Gatto	29,000	41,253
W. Scott Hanle	29,000	43,633
William G. Mundy	31,000	41,010

Impact of Regulatory Compliance

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation the company may deduct for federal income tax purposes in any one year with respect to the chief executive officer and the next four most highly compensated officers (excluding the principal financial officer) who were serving as executive officers as of the last day of the applicable year. Performance-based compensation that meets certain requirements is, however, excluded from this limitation.

In reviewing our executive compensation program, the committee considers the anticipated tax treatment to the company and our executive officers of various payments and benefits. However, the deductibility of certain compensation payments depends upon the timing of an executive’s vesting or exercise of previously granted awards, as well as interpretations and changes in the tax laws and other factors beyond the committee’s control. For these and other reasons, including the need to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee will not necessarily, or in all circumstances, limit executive compensation to that which is deductible under Section 162(m) and has not adopted a policy requiring that all compensation be deductible.

The committee will also consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives and otherwise reasonably practicable. The committee may establish annual performance criteria in an effort to ensure deductibility of the cash and restricted stock awards made under the long term incentive plan. Base salary does not qualify as performance-based compensation under Section 162(m). The company expects that all compensation paid to the named executive officers in 2007 will be deductible by the company.

Taxation of Nonqualified Deferred Compensation

To the extent the committee permits executives to defer compensation or commits to deliver compensation at a later date then when earned and vested, the committee will take efforts to ensure that the requirements of Section 409A of the Internal Revenue Code are satisfied. Failure to satisfy the Section 409A requirements could subject the executive officers receiving nonqualified deferred compensation to a 20% excise tax.

HUMAN RESOURCES COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The human resources committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the human resources committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement.

THE HUMAN RESOURCES COMMITTEE

Donald B. Reed, Chair
Jerry V. Elliott
Stephen L. Robertson

EXECUTIVE COMPENSATION

The following executive compensation tables and related information are intended to be read together with the more detailed disclosure regarding our executive compensation program presented under the caption “Compensation Discussion and Analysis” above.

Summary Compensation Table

The following table sets forth information regarding the compensation of our named executive officers.

						Non-Equity	Change in
				Stock		Incentive Plan	Pension	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Awards (2)		Compensation (3)	Value (4)	Compensation (5)	Total

Katherine J. Harless (6)	2007	$622,381	—	$3,427,328		$559,406	$—	$226,736	$4,835,851
Former President and Chief Executive Officer	2006	483,000	$400,000	—		556,959	174,053	166,833	1,780,845
Samuel D. Jones (7)	2007	200,308	—	243,693		119,340	—	36,220	599,561
Acting Chief Financial Officer and Treasurer
Frank P. Gatto (8)	2007	307,400	—	724,288		188,129	34,035	75,992	1,329,844
Executive Vice President—Operations	2006	272,800	100,000	—		206,646	132,426	64,952	776,824
W. Scott Hanle	2007	303,900	—	721,009		185,987	—	129,515	1,340,411
President—Sales	2006	269,700	75,000	—		204,298	59,496	104,193	712,687
William G. Mundy	2007	330,000	—	745,370		201,960	—	85,900	1,363,230
Executive Vice President and General Counsel
Andrew Coticchio (9)	2007	425,000	—	834,003	(10)	—	204,135	1,555,984	3,019,122
Former Executive Vice President and Chief Financial Officer	2006	308,500	100,000	—		231,750	127,068	65,355	832,673

(1)	Bonus in 2006 represents one-time bonuses for extraordinary efforts in connection with the company’s spin-off from Verizon in 2006.

(2)	Represents the expense recognized for financial reporting purposes in 2007 with respect to awards of restricted stock and performance units for each of the named executive officers. These dollar amounts were computed in accordance with Financial Accounting Standards Board Statement No. 123(R), Share-Based Payment (“FAS 123R”), excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC regulation. These dollar amounts reflect the company’s accounting expense for these awards and do not reflect the actual value that may be realized by the named executive officers.

For the restricted stock awards, the dollar amount is equal to a prorated number of the shares of restricted stock granted (based on a three-year vesting period) multiplied by the closing price of the company’s common stock on the grant date. Dividend equivalents on unvested restricted stock awards were not expensed because the value of the right to receive dividend equivalents was included in the grant date fair value.

For the performance units, the dollar amount is equal to one-third of the original number of units granted, plus accrued dividend equivalents, multiplied by the closing price of the company’s common stock on December 31, 2007. However, the units awarded to the named executive officers eligible to retire in 2007 (Ms. Harless, Mr. Gatto, Mr. Hanle and Mr. Mundy) were fully expensed at the target amount in 2007 as required by FAS 123R. In addition, under the terms of his performance unit award agreement, Mr. Coticchio is no longer subject to the three-year continuous employment requirement as a result of his separation from the company. His award will be determined and paid at the end of the three-year performance period. However, under the accounting rules, we were required to fully expense his award at the target amount in 2007.

See note 13 to the consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, for a description of the assumptions used in determining the accounting expense associated with these awards.

(3)	Represents cash awards under the company’s short term incentive plan.

(4)	Represents the year-to-year increase in pension value for each of the named executive officers. The pension value for Ms. Harless decreased by $51,088, for Mr. Jones decreased by $53,452, for Mr. Hanle decreased by $51,501 and for Mr. Mundy decreased by $42,481. See “Pension Benefits” on page 38 for additional information.

(5)	Includes compensation as described under “All Other Compensation” below.

(6)	Ms. Harless served as president and chief executive officer of the company through February 16, 2008.

(7)	Mr. Jones was appointed acting chief financial officer and treasurer of the company in November 2007.

(8)	Mr. Gatto was appointed to the additional position of acting chief executive officer in February 2008.

(9)	Mr. Coticchio served as executive vice president, chief financial officer and treasurer of the company through November 26, 2007. He remained an employee of the company through December 31, 2007.

(10)	Upon Mr. Coticchio’s separation from the company, he held 14,595 shares of restricted stock and 741 restricted stock units that vested pursuant to his award agreement under the company’s long term incentive plan. Mr. Coticchio held an additional 30,170 shares of restricted stock and 1,532 restricted stock units that were forfeited upon his separation from the company.

All Other Compensation

The table below sets forth the components of compensation for 2007 included in the All Other Compensation column in the Summary Compensation Table above.

				Life
		Company	Life	Insurance
	Flexible	Contributions	Insurance	Tax	Financial	Physical
Name	Allowance	to Savings Plan	Premiums	Payments (1)	Planning	Examination	Other		Total

Ms. Harless	$26,400	$16,950	$59,723	$34,255	$15,000	$1,898	$72,510	(2)	$226,736
Mr. Jones	6,000	15,400	—	—	12,000	2,820	—		36,220
Mr. Gatto	15,600	16,950	18,542	10,635	12,000	2,265	—		75,992
Mr. Hanle	15,600	16,950	53,538	30,707	12,000	720	—		129,515
Mr. Mundy	15,600	16,950	25,236	14,474	12,000	1,640	—		85,900
Mr. Coticchio	15,600	16,950	13,541	7,767	12,000	2,987	1,487,139	(3)	1,555,984

(1)	Represents tax gross-up payments associated with the portion of the premiums paid by the executives and reimbursed by the company for whole life insurance policies.

(2)	Includes $22,925 for reimbursement of legal fees related to negotiation of her employment agreement. Also includes $49,585 representing incremental cost to the company for personal use of corporate aircraft. This cost was calculated by multiplying the total personal flight hours in 2007 by the incremental aircraft cost per hour. This cost was derived by adding the annual aircraft maintenance costs, fuel costs, aircraft trip expenses and crew trip expenses, and then dividing the sum by the annual flight hours.

(3)	Represents severance compensation to Mr. Coticchio pursuant to the company’s executive transition plan in connection with his separation from the company. This compensation was comprised of (a) a $765,000 cash payment equal to his base salary plus his 2007 target short-term incentive award, (b) a $340,000 cash payment representing his 2007 short-term incentive award, (c) $328,239, representing the present value of the premiums resulting from his continuing participation in the executive whole life insurance program, and (d) $53,900, representing the value of certain other continuing benefits and perquisites. For additional information, see “Potential Payments Upon Termination or Change in Control—Executive Transition Plan” on page 40 and “Potential Payments Upon Termination or Change in Control—Former Officers—Former Chief Financial Officer” on page 48.

Former CEO Employment Agreement

Ms. Harless, our former president and chief executive officer, was covered by an employment agreement that we assumed from Verizon in connection with the spin-off. This agreement provided for an annual base salary of not less than Ms. Harless’ annual base salary on July 1, 2002, or any subsequent increase. Following the spin-off, the human resources committee approved an increase in her base salary as described under the caption “Compensation Discussion and Analysis—Base Salary” to reflect her additional responsibilities as president and chief executive officer of a stand-alone public company. Her annual base salary for 2007 was $650,000. Under her employment agreement, Ms. Harless was entitled to short-term and long-term incentive opportunities of at least 75% and 425%, respectively, of her annual base salary. Benefits that would have been payable to Ms. Harless under this agreement upon termination of her employment are described under “Potential Payments Upon Termination or Change in Control—Former CEO Employment Agreement” on page 42. The employment agreement did not provide for payments or other benefits in connection with a change in control of the company, as those benefits would have been provided under the executive transition plan. Benefits that would have been payable to Ms. Harless under the transition plan are described under “Potential Payments Upon Termination or Change in Control—Executive Transition Plan” on page 40. The company was not required to provide Ms. Harless with any payment or benefit under her employment agreement that would have duplicated any payment or benefit that she would have been entitled to receive under the transition plan or any other company compensation plan or program.

Grants of Plan-Based Awards

The table below sets forth information about plan-based awards granted to the named executive officers during 2007 under the company’s short term incentive plan and long term incentive plan. In this table, the short term incentive plan is abbreviated as “STI” and awards under the long term incentive plan are abbreviated as “RSA” for restricted stock awards and “PUA” for performance unit awards.

										All Other
										Stock
										Awards:
		Board/								Number of	Grant Date
		Committee		Estimated Possible Payouts Under						Shares of	Fair Value of
		Action	Grant	Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Stock or	Stock
Name	Type	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (3)	Awards (4)

Ms. Harless	STI	3/05/07	3/05/07	$182,813	$731,250	$1,462,500
	RSA	1/08/07	1/09/07							200,000	$5,864,000
	PUA	2/15/07	2/15/07				19,874	79,496	119,244		2,762,486
Mr. Jones	STI	2/15/07	2/15/07	39,000	156,000	312,000
	RSA	1/08/07	1/09/07							20,976	615,016
	PUA	2/15/07	2/15/07				1,913	7,653	11,480		265,942
Mr. Gatto	STI	2/15/07	2/15/07	61,480	245,920	491,840
	RSA	1/08/07	1/09/07							44,765	1,312,510
	PUA	2/15/07	2/15/07				3,870	15,481	23,222		537,965
Mr. Hanle	STI	2/15/07	2/15/07	60,780	243,120	486,240
	RSA	1/08/07	1/09/07							44,765	1,312,510
	PUA	2/15/07	2/15/07				3,826	15,304	22,956		531,814
Mr. Mundy	STI	2/15/07	2/15/07	66,000	264,000	528,000
	RSA	1/08/07	1/09/07							44,765	1,312,510
	PUA	2/15/07	2/15/07				4,155	16,619	24,929		577,510
Mr. Coticchio	STI	2/15/07	2/15/07	85,000	340,000	680,000
	RSA	1/08/07	1/09/07							44,765	1,312,510
	PUA	2/15/07	2/15/07				5,351	21,403	32,105		743,754

(1)	Represents the potential payout for awards granted under the company’s short term incentive plan. These awards were subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and

Analysis—Short-Term Incentive Compensation” on page 26. Actual amounts paid under the plan to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column on page 33.

(2)	Represents potential number of performance units payable under the company’s long term incentive plan. The number of units paid at the end of the performance period may vary from the target amount, which is equal to the number of units originally granted, based on the company’s total stockholder return relative to the total stockholder return of a market benchmark over the three-year period ending December 31, 2009. The total stockholder return performance target and target award multiples are described under “Compensation Discussion and Analysis—Long-Term Equity-Based Compensation—Performance Units” on page 27.

Each performance unit will be settled in cash upon vesting in an amount equal to the closing price of the company’s common stock on the last trading day of the measurement period. Dividends are not payable on performance units. However, dividend equivalents, in an amount equal to the dividend that would have been paid on an equivalent number of shares of the company’s common stock, are granted in the form of additional performance units. The dividend equivalent performance units are subject to the same vesting, forfeiture and other terms applicable to the corresponding performance units.

(3)	Represents restricted stock awarded under the company’s long term incentive plan. The restricted stock awards vest in three equal annual installments beginning on the first anniversary of the grant date. Dividends are not payable on unvested restricted stock awards. However, dividend equivalents, in an amount equal to the dividend that would have been paid on the unvested restricted stock awards as if they were vested, are granted in the form of restricted stock units. Each restricted stock unit will be settled for one share of the company’s common stock and is subject to the same vesting, forfeiture and other terms applicable to the corresponding restricted stock awards.

(4)	The grant date fair value of the performance units was determined by multiplying the number of performance units to be awarded (assuming 100% of the total stockholder return performance target is achieved) by $34.75, the closing price of the company’s common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number and value of shares of restricted stock, dividend equivalent restricted stock units and performance units held by each named executive officer that were outstanding as of December 31, 2007. The value of these awards was calculated based on a price of $17.56 per share, the closing price of the company’s common stock on December 31, 2007. In accordance with SEC regulations, the value of the performance units is based on the number of units payable at the end of the performance period assuming the threshold level of performance is achieved. The threshold payout is reported due to the fact that if the performance period had ended on December 31, 2007, no performance units would have been payable. In this table, awards under the long term incentive plan are abbreviated as “RSA” for restricted stock awards, “RSU” for dividend equivalent restricted stock units and “PUA” for performance unit awards.

		Stock Awards
						Equity Incentive
						Plan Awards:
				Equity Incentive		Market or Payout
				Plan Awards:		Value of
		Number of	Market Value	Number of		Unearned Shares,
		Shares or Units	of Shares or	Unearned Shares,		Units or Other
		of Stock	Units of Stock	Units or Other		Rights
		That Have	That Have	Rights That Have		That Have Not
Name	Award Type	Not Vested (1)	Not Vested	Not Vested (2)(3)		Vested (2)

Ms. Harless	RSA	200,000	$3,512,000
	RSU	10,153	178,287
	PUA			23,910	(4)	$419,860
Mr. Jones	RSA	20,976	368,339
	RSU	1,064	18,684
	PUA			2,302		40,423
Mr. Gatto	RSA	44,765	786,073
	RSU	2,273	39,914
	PUA			4,656		81,759
Mr. Hanle	RSA	44,765	786,073
	RSU	2,273	39,914
	PUA			4,603		80,829
Mr. Mundy	RSA	44,765	786,073
	RSU	2,273	39,914
	PUA			4,999		87,782
Mr. Coticchio	RSA	—	—
	RSU	—	—
	PUA			6,438	(4)	113,051

(1)	All restricted stock awards reflected in the table above were granted on January 9, 2007, and vest in three equal annual installments beginning on the first anniversary of the grant date. All restricted stock units reflected in the table above were awarded as dividend equivalents, in an amount equal to the dividend that would have been paid on any unvested restricted stock awards as if they were vested. Each restricted stock unit will be settled for one share of the company’s common stock and is subject to the same vesting, forfeiture and other terms applicable to the corresponding restricted stock award.

(2)	Represents the number of performance units to be paid (assuming 90% of the total stockholder return performance target is achieved) plus additional performance units granted as dividend equivalents. The performance units will vest on December 31, 2009. The number of units paid at this time may vary from the number of units originally granted based on the company’s total stockholder return relative to the total stockholder return of a market benchmark over a three-year period ending December 31, 2009. If the performance period had ended on December 31, 2007, no performance units would have been payable

(3)	Includes performance units granted as dividend equivalents as follows: Ms. Harless (4,036); Mr. Jones (389); Mr. Gatto (786); Mr. Hanle (777); Mr. Mundy (844) and Mr. Coticchio (1,087).

(4)	Under the terms of their performance unit award agreements, neither Ms. Harless nor Mr. Coticchio is subject to the three-year continuous employment requirement as a result of separating from the company. However, the performance units remain subject to the company meeting the total stockholder return performance target. For additional information regarding the long term incentive plan and the performance target, see “Compensation Discussion and Analysis—Long-Term Equity-Based Compensation—Performance Units” on page 27.

Stock Vested

The following table sets forth information about the vesting of shares of restricted stock and dividend equivalent restricted stock units held by the named executive officers during 2007. None of the outstanding performance units held by the named executive officers vested during 2007. However, under the terms of their performance unit award agreements, neither Ms. Harless nor Mr. Coticchio is subject to the three-year continuous employment requirement as a result of separating from the company. His outstanding performance units remain subject to the company meeting the total stockholder return performance target.

Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting

Ms. Harless	—	—
Mr. Jones	—	—
Mr. Gatto	—	—
Mr. Hanle	—	—
Mr. Mundy	—	—
Mr. Coticchio	15,336	$269,300	(1)

(1)	Based on a market value per share of $17.56, the closing price of the company’s common stock on December 31, 2007.

Pension Benefits

Each of the named executive officers participates in the Idearc pension plan for management employees (the “management plan”) and the Idearc excess pension plan (the “excess plan”). These plans provide for benefits that were provided to the named executive officers under Verizon pension plans prior to the spin-off. Neither plan accepts new participants and existing plan participants do not receive credit for additional years of service other than for determining retirement eligibility. Brief descriptions of the management plan and the excess plan are below.

Management Plan

The management plan is a noncontributory, tax-qualified pension plan for salaried employees who previously participated in Verizon pension plans. Benefits are based on a cash balance formula that provided for pay credits ranging from 4% to 7% of annual eligible pay up to the applicable IRS limit, for each year of pension accrued service. Participants no longer receive pay credits. In general, eligible pay included base salary and short-term incentives, exclusive of certain senior management or other incentive compensation, and other similar types of payments. Participant accounts receive monthly interest credits based upon the prevailing market yields on certain U.S. Treasury obligations.

As part of the transition to a cash balance formula, all participants with at least ten years of service with Verizon as of January 1, 2002, could receive benefits under an alternative benefit formula, referred to as the “highest average pay formula,” if that formula provided a larger benefit than the cash balance formula. Under this alternative formula, benefits are equal to 1.35% of eligible pay for each year of pension accrued service, based on the highest average annual salary during any five consecutive years of employment, up to the applicable IRS limit. Each of the named executive officers has his or her benefits under the management plan calculated under the highest average pay formula.

Benefits under the management plan are payable in a lump sum or an annuity, at the participant’s election. Lump sum benefits are generally equal to the greater of the participant’s cash balance account or the actuarial value of the highest average pay formula, if applicable. Annuity benefits are generally equal to the greater of the actuarial value of a participant’s cash balance account or the highest average pay formula, if applicable.

Under the plan, a participant must have 75 points (age plus years of service) with at least 15 years of service to be retirement eligible. Existing participants may earn additional years of service for the purpose of determining retirement eligibility. Retirement-eligible participants who retire before the normal retirement age under the plan are entitled to their full, unreduced pension benefit if they have reached age 55 before they retire. For retirement-eligible participants who retire before reaching age 55, the pension benefit is reduced 3% for each year up to a maximum of 18%. Of our current named executive officers, Mr. Gatto, Mr. Hanle and Mr. Mundy are retirement eligible. Ms. Harless was retirement eligible on December 31, 2007 and on her last day of employment with the company. Under the terms of the management plan, Mr. Coticchio was retirement eligible on December 31, 2007, his last day of employment with the company.

Excess Plan

The excess plan is an unfunded non-qualified plan that provides supplemental retirement benefits to the named executive officers and other eligible employees. The participation of the named executive officers in the excess plan is limited to the cash balance formula in the management plan. The excess plan provides benefits under the same formulas as the management plan, but only with respect to compensation that cannot be taken into account under the management plan because it exceeds the applicable IRS limit. Benefits under the excess plan are payable in a lump sum and are paid following a participant’s termination of employment. Benefits under the excess plan may not be paid to the named executive officers and other key employees until at least six months following termination.

Pension Benefits Table

The table below shows the actuarial present value of accumulated benefits and the number of years of service credited for each named executive officer under the management plan and the excess plan.

		Number	Present
		of Years	Value of	Payment
		Credited	Accumulated	During Last
Name	Plan Name	Service (1)	Benefit (2)	Fiscal Year

Ms. Harless	Management Plan	34.83	$1,338,919	—
	Excess Plan	34.83	164,162	—
Mr. Jones	Management Plan	25.00	504,596	—
	Excess Plan	25.00	30,118	—
Mr. Gatto	Management Plan	29.50	1,033,550	—
	Excess Plan	29.50	49,555	—
Mr. Hanle	Management Plan	33.58	1,168,159	—
	Excess Plan	33.58	47,453	—
Mr. Mundy	Management Plan	27.38	979,798	—
	Excess Plan	27.38	41,139	—
Mr. Coticchio	Management Plan	22.58	870,847	—
	Excess Plan	22.58	70,203	—

(1)	Equal to the number of years credited service under the applicable legacy Verizon plan prior to the spin-off. Participants in the management plan and excess plan do not receive credit for additional years of service other than for determining retirement eligibility.

(2)	The present value has been calculated based on the age at which the named executive officer may retire without any reduction in benefits and as otherwise consistent with the assumptions described in note 11 to the consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Potential Payments Upon Termination or Change in Control

Executive Transition Plan

In April 2007, the human resources committee (the “committee”) approved the adoption of the company’s executive transition plan (the “transition plan”). The transition plan provides specified payments and other benefits to our executive officers, including each of the named executive officers, in the event the officer’s employment is terminated under the circumstances described below. The company is not required to provide any payment or benefit under the transition plan that duplicates any payment or benefit that an executive officer is entitled to receive under any other company compensation or benefit plan, award agreement, or other arrangement.

Termination Without Cause.  If the company terminates the employment of a named executive officer without cause, unrelated to a change in control, then the officer is entitled to receive the following payments and benefits:

•	an amount equal to a multiple (the “severance multiplier”) of (a) the officer’s highest annual rate of base salary at any time during the preceding 24 months, plus (b) the officer’s target short-term incentive award for the calendar year in which the termination occurs (or, if greater, the actual short-term incentive award earned by the officer for the preceding calendar year). The severance multiplier is 2.0 for our chief executive officer and 1.0 for all other named executive officers;

•	an amount equal to the officer’s target short-term incentive award for the year in which the termination occurs, prorated for the number of days elapsed since the beginning of that year;

•	an amount equal to the officer’s unpaid base salary earned through the date of termination and unpaid short-term incentive award earned for the preceding year;

•	any payments or benefits payable to the officer or the officer’s spouse or other dependent under any other company employee plan or program;

•	continued participation by the officer and the officer’s spouse or other dependent in the company’s group health plan, at the same benefit and contribution levels in effect immediately before the termination for a number of months equal to 12 times the severance multiplier or, if sooner, until similar coverage is obtained under a new employer’s plan. If continued coverage is not permitted by the company’s plan or applicable law, the company will pay the cost of COBRA continuation coverage to the extent any of these persons elects and is entitled to receive COBRA continuation coverage;

•	continued participation in the company’s executive life insurance program for the greater of (a) a number of months equal to 12 times the severance multiplier as if the officer’s employment had continued at the officer’s highest annual rate of base salary in effect at any time during the 24 months preceding termination of employment, and (b) the period provided by the program;

•	continued receipt of perquisites made available to the officer during the 12 months preceding the termination for a number of months equal to 12 times the severance multiplier; and

•	outplacement services for up to one year following the termination.

In addition, the committee, in its sole discretion, may accelerate vesting of any outstanding long-term incentive awards held by the officer.

Under the transition plan, an officer is deemed to have been terminated without cause if the officer is terminated for any reason other than:

•	a felony conviction;

•	fraud involving the company;

•	willful failure to carry out material employment responsibilities;

•	behavior likely to have an adverse effect on the company; or

•	a willful, material violation of company policy.

Termination in Connection with a Change in Control.  If the company terminates the employment of a named executive officer without cause during the period beginning six months prior to the date of a change in control (or, if earlier, the date a definitive agreement is signed that would result in a change in control) and ending on the first anniversary of the change in control, or if a named executive officer terminates employment for good reason within one year after a change in control, then the officer is entitled to receive the payments and benefits described above, except that the severance multiplier is 3.0 for our chief executive officer and 2.0 for all other named executive officers.

In the event a change in control occurs, all outstanding long-term incentive awards held by a named executive officer will become fully vested if the named executive officer is employed by the company immediately before the change in control occurs. The payout under any performance-based award will equal the target amount.

Under the transition plan, a change in control is defined as:

•	the acquisition of 40% or more of the company’s common stock except in connection with a merger or consolidation where a majority of the directors of the surviving entity were directors of the company prior to the transaction;

•	a change in a majority of the members of our board, without the approval of the then incumbent members of the board;

•	the completion of a merger or consolidation unless (a) a majority of the directors of the surviving entity were directors of the company prior to the transaction or (b) the transaction is a recapitalization of the company in which no person, entity, or group beneficially owns 40% or more of the combined voting stock of the surviving entity;

•	a sale of all or substantially all of the company’s assets unless the sale is to an entity in which the company’s stockholders own at least 50% of the voting stock in substantially the same proportions as their ownership of the company immediately prior to the sale;

•	stockholder approval of a complete liquidation or dissolution of the company; or

•	any other event designated by our board as a change in control or required to be reported as a change in control on a Form 8-K under the Exchange Act.

An officer is deemed to have terminated his or her employment for good reason if the termination follows:

•	a material reduction in duties and responsibilities;

•	a material breach by the company of the officer’s employment agreement;

•	a reduction in base salary or target incentive opportunities;

•	a required relocation of the officer’s principal place of business of more than 50 miles; or

•	at the time of a change in control, a failure by the successor company to assume the company’s obligations under the transition plan or, if applicable, the officer’s employment agreement.

Termination Due to Death or Disability.  If a named executive officer’s employment terminates due to death or is terminated by the company due to disability, the officer (or the officer’s beneficiary) is entitled to receive a cash payment equal to six months’ base salary plus a prorated portion of the officer’s target short-term incentive award for the year in which the termination occurs. Vesting of the officer’s outstanding long-

term incentive awards is subject to the discretion of the committee. A named executive officer whose employment is terminated by the company due to disability is also entitled to receive two years of continuing group health and welfare benefits (including continued participation in the company’s executive life insurance program and conversion of any life or disability policies) at the company’s expense.

Obligations of the Officer.  Payment and benefits under the transition plan are subject to compliance by the former officer with the restrictive covenants in the transition plan, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the first anniversary of the termination of the officer’s employment. The non-disclosure covenant does not expire. If the former officer violates any of these covenants, the officer will not be entitled to further payments and benefits under the transition plan and must repay the company for the payments and the value of benefits previously received under the transition plan. All payments or benefits under the transition plan are conditioned on the execution of a general release of claims by the former officer in favor of the company, its affiliates, and their officers, directors and employees.

Tax Gross-Up Payments.  In the event a named executive officer is subject to federal excise taxes for benefits he or she is entitled to under the transition plan or otherwise from the company, the officer is entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest.

Former CEO Employment Agreement

Ms. Harless, our former president and chief executive officer, was covered by an employment agreement that we assumed from Verizon in connection with the spin-off. The employment agreement provided benefits to Ms. Harless in the event her employment was terminated under the circumstances described below. The employment agreement did not provide additional payments or other benefits in connection with a change in control of the company, as those benefits would have been provided under the transition plan. The company was not required to provide Ms. Harless with any payment or benefit under the agreement that would have duplicated any payment or benefit that she may have been entitled to receive under the transition plan or any other company compensation plan or program.

Termination Without Cause or for Good Reason.  If the employment of Ms. Harless was terminated by the company without cause or by Ms. Harless for good reason, she would have been entitled to receive a cash payment equal to two times the sum of (a) her base salary plus (b) 50% of her maximum short-term incentive opportunity. Ms. Harless would also have been entitled to accelerated vesting of all outstanding stock options and outplacement services to the same extent these services were available to other senior executives at the company. In the event Ms. Harless would have been subject to federal excise taxes for benefits under the agreement or otherwise from the company, she would have been entitled to receive an amount necessary to offset the excise taxes and any related income taxes, penalties and interest. The stock options would have been exercisable until the earlier of five years after the date of termination or the maximum term of each option. These payments and benefits were conditioned on the execution of a release of employment-related claims by Ms. Harless in favor of the company.

Under the agreement, termination without cause included termination for any reason other than:

•	grossly incompetent performance or substantial or continuing inattention or neglect of employment responsibilities;

•	fraud, misappropriation or embezzlement involving the company;

•	a material breach of the covenants in the employment agreement; or

•	a felony conviction.

Ms. Harless would have been deemed to have terminated her employment for good reason if the termination followed:

•	a material breach of the employment agreement by the company;

•	a material reduction in overall compensation opportunities; or

•	an assignment to a new principal work location that is more that 50 miles from D/FW Airport, Texas or New York, New York.

Retirement.  If Ms. Harless had retired, she would have been entitled to a prorated portion of any short-term and long-term incentive opportunities (when and to the extent earned), accelerated vesting of all outstanding stock options and any compensation and benefits that a similarly situated senior executive would have been eligible to receive under the company’s compensation and benefits plans. Stock options would have been exercisable until the earlier of five years after the date of termination or the maximum term of each option. The company has not issued any stock options since the spin-off and has no outstanding stock options.

Termination Due to Death or Disability.  If her employment would have been terminated due to her death or by the company due to her disability, Ms. Harless would have been entitled to a cash payment equal to the sum of her base salary plus 50% of her maximum short-term incentive opportunity, less any amounts payable under any company-sponsored disability plan. Ms. Harless would also have been entitled to accelerated vesting of all outstanding stock options, which would have been exercisable until the earlier of five years after the date of termination or the maximum term of each option.

Termination for Cause.  If her employment would have been terminated by the company for cause, Ms. Harless would have been entitled to any accrued and unpaid base salary and accrued vacation time through the date of termination plus any compensation and benefits that a similarly situated senior executive would have been eligible to receive under the company’s compensation and benefits plans.

Obligations of Ms. Harless.  Payments and benefits under the agreement are conditioned on Ms. Harless complying with certain restrictive covenants, including non-disclosure, non-competition and non-solicitation covenants. The non-competition covenant expires six months after the termination of her employment and the non-solicitation covenant expires on the first anniversary of the termination of her employment. The non-disclosure covenant does not expire.

Long Term Incentive Plan Awards

In the event of a change in control of the company, the company’s long term incentive plan provides for vesting of all outstanding long-term incentive awards.

Under the long term incentive plan, a change in control is defined as:

•	the acquisition of 20% or more of the company’s common stock except in connection with a merger or consolidation where a majority of the directors of the surviving entity were directors of the company prior to the transaction;

•	a change in a majority of the members of our board, without the approval of the then incumbent members of the board;

•	the completion of a merger or consolidation unless (a) a majority of the directors of the surviving entity were directors of the company prior to the transaction or (b) the transaction is a recapitalization of the company in which no person, entity, or group beneficially owns 20% or more of the combined voting stock of the surviving entity;

•	a sale of all or substantially all of the company’s assets unless the sale is to an entity in which the company’s shareholders own at least 50% of the voting stock in substantially the same proportions as their ownership of the company immediately prior to the sale; or

•	stockholder approval of a complete liquidation or dissolution of the company.

Under the award agreement for the grant of performance units for the 2007—2009 award period, a change in control is defined in the same manner described above, provided that:

•	the 20% threshold described in the first and third bullets above is 40%; and

•	a change in control includes any other event designated by our board as a change in control or required to be reported as a change in control on a Form 8-K under the Exchange Act.

The award agreements for restricted stock and performance units under the company’s long term incentive plan establish the vesting provisions applicable to termination of employment. The following is a summary of the vesting provisions applicable to the awards made to the named executive officers in 2007.

Restricted Stock.  The award agreement for the January 9, 2007, grant of restricted stock provides for accelerated vesting if the named executive officer’s employment is terminated by the company without cause or is terminated due to death or retirement (after June 30 of the calendar year in which the retirement occurs).

If the employment of a named executive officer is terminated by the company without cause, the officer will vest immediately in a prorated portion of the shares of restricted stock that would have vested on the next anniversary of the grant, based upon the number of days elapsed from the preceding January 9 until the date the officer’s employment is terminated.

Under the award agreement, an officer is deemed to have been terminated without cause if the officer is terminated for any reason other than:

•	commission of a felony;

•	grossly incompetent performance or substantial or continuing inattention or neglect of employment responsibilities;

•	fraud, misappropriation or embezzlement or a material breach of the company’s code of conduct; or

•	such other misconduct detrimental to the company or the ability of the officer to fully perform his or her employment duties.

If a named executive officer’s employment is terminated due to death or retirement (after June 30 of the calendar year in which the retirement occurs), the officer (or his or her beneficiary) will immediately vest in the shares of restricted stock that would vest on the next anniversary of the grant if the officer’s employment had continued.

Performance Units.  The award agreement for the grant of performance units for the 2007—2009 award period provides that if the employment of the named executive officer is terminated by the company without cause or as a result of the officer’s death, disability or retirement, the performance units will vest. However, the units will remain subject to the company meeting the total stockholder return performance target.

The performance unit awards are conditioned on the named executive officer complying with certain restrictive covenants in the award agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the first anniversary of the officer’s termination of employment. The non-disclosure covenant does not expire.

Under the award agreement, an officer is deemed to have been terminated without cause if the officer is terminated for any reason other than:

•	a felony conviction;

•	fraud involving the company;

•	willful failure to carry out material employment responsibilities;

•	behavior likely to have an adverse effect on the company;

•	material violation of company policy; or

•	material breach of the non-disclosure, non-competition and non-solicitation covenants in the award agreement.

Pension and Retirement Benefits

Upon retirement or other termination of employment, the named executive officers are entitled to pension benefits under the management plan and the excess plan. In addition, the named executive officers are entitled to certain retiree medical benefits upon retirement. See “Executive Compensation—Pension Benefits”

beginning on page 38 for information about the pension benefits payable to the named executive officers under the management plan and excess plan.

Termination and Change in Control Tables for 2007

The following tables summarize the compensation and other benefits that would have become payable to each named executive officer (other than Mr. Coticchio) assuming his or her employment had terminated on December 31, 2007, given the named executive officer’s base salary as of that date, and, if applicable, the closing price of the company’s common stock on December 31, 2007, which was $17.56. In addition, the following tables summarize the compensation that would become payable to each named executive officer (other than Mr. Coticchio) assuming that a change in control of the company had occurred on December 31, 2007.

In reviewing these tables, please note the following:

•	The amounts shown as Separation Benefits are the benefits payable under the company’s executive transition plan. The separation benefits payable to Ms. Harless are equal to the greater of (1) the value of separation benefits payable under the company’s executive transition plan and (2) the value of separation benefits payable under her employment agreement.

•	For amounts payable as Performance Units, we assumed no performance units will be paid at the end of the performance period based on the closing price of the company’s common stock on December 31, 2007, and projections of TSR attainment through that date, other than as the result of a change in control. Performance units payable upon a change in control are based on the target number of performance units granted to the officer and the closing price of the company’s common stock on December 31, 2007. The number of units paid at the end of the performance period may vary from the amounts reflected in the following tables, based on the company meeting the total stockholder return performance target. For additional information regarding the potential payouts, see “Compensation Discussion and Analysis—Long-Term Equity-Based Compensation—Performance Units” on page 27 and “Executive Compensation—Grants of Plan-Based Awards” on page 35.

•	The amounts shown for awards of Restricted Stock were determined by reference to the closing price of the company’s common stock on December 31, 2007.

•	The amounts shown for Health and Welfare Benefits vary based on whether the named executive officer is eligible for retirement. For those named executive officers that were retirement eligible (Ms. Harless, Mr. Gatto, Mr. Hanle and Mr. Mundy), the amounts shown represent the present value of the officer’s retiree medical benefits. For Mr. Jones, the amounts represent benefits payable under the company’s executive transition plan.

•	The amounts shown as benefits under the Life Insurance Program represent the present value of the premiums expected to be reimbursed by the company, assuming the named executive officer continues to participate in the executive whole life insurance program. For these tables, we have assumed that Mr. Gatto and Mr. Hanle will continue to participate in this program until age 60 and Ms. Harless and Mr. Mundy until age 65. Mr. Jones does not participate in the executive whole life insurance program. Life insurance program benefits payable upon death represent the death benefit payable to the officer’s beneficiaries by the life insurance company.

•	The amounts shown as Excise Tax Gross-Up payments represent benefits payable under the company’s executive transition plan and Ms. Harless’s employment agreement. These benefits are equal to an amount necessary to offset any excise taxes and related income taxes, penalties and interest owed by the officer in connection with the termination of his or her employment or a change in control. The amounts shown were calculated without assigning a value to the post-termination noncompete and nonsolicit covenants. If a value had been assigned to the covenants, the amounts shown would be lower or, in some cases, zero.

Katherine J. Harless
Former President and Chief Executive Officer (1)
						Change in Control
						and Involuntary
		Involuntary	Involuntary			Termination Without
		Termination	Termination	Termination for	Change in	Cause or for
Benefits and Payments	Retirement	Without Cause	for Cause	Good Reason	Control Only	Good Reason	Death	Disability

Compensation
Separation Benefits	—	$2,762,500	—	$2,762,500	—	$4,143,750	$1,381,250	$1,381,250
Short-Term Incentive	$731,250	731,250	—	—	—	731,250	—	—
Performance Units	0	0	—	—	$1,466,822	1,466,822	0	0
Restricted Stock	1,230,096	1,203,135	—	—	3,690,287	3,690,287	1,230,096	—

Benefits and Perquisites
Health & Welfare Benefits	126,038	126,038	—	—	—	126,038	126,038	126,038
Life Insurance Program	607,863	607,863	—	607,863	—	607,863	6,910,000	607,863
Flexible Allowance	—	52,800	—	—	—	79,200	—	—
Financial Planning	—	30,000	—	—	—	45,000	—	—
Physical Examination	—	4,000	—	—	—	6,000	—	—
Outplacement Services	—	15,000	—	15,000	—	15,000	—	—
Excise Tax Gross-Up	—	—	—	—	—	2,489,064	—	—

Totals	$2,695,247	$5,532,586	—	$3,385,363	$5,157,109	$13,400,274	$9,521,346	$2,115,151

(1)	Ms. Harless served as our president and chief executive officer through February 16, 2008. For additional information regarding compensation she will receive in connection with her separation from the company, see “Former Officers—Former President and Chief Executive Officer” on page 48.

Samuel D. Jones
Acting Chief Financial Officer and Treasurer
				Change in Control
				and Involuntary
		Involuntary		Termination
	Voluntary	Termination	Change in	Without Cause or
Benefits and Payments	Termination(1)	Without Cause	Control Only	for Good Reason	Death	Disability

Compensation
Separation Benefits	—	$396,000	—	$792,000	$276,000	$276,000
Short-Term Incentive	—	156,000	—	156,000	—	—
Performance Units	—	0	$141,218	141,218	0	0
Restricted Stock	—	126,180	387,023	387,023	129,007	—

Benefits and Perquisites
Health & Welfare Benefits	—	8,254	—	16,509	—	16,509
Life Insurance Program	—	—	—	—	—	—
Flexible Allowance	—	6,000	—	12,000	—	—
Financial Planning	—	12,000	—	24,000	—	—
Physical Examination	—	2,000	—	4,000	—	—
Outplacement Services	—	15,000	—	15,000	—	—
Excise Tax Gross-Up	—	—	—	409,672	—	—

Totals	—	$721,434	$528,241	$1,957,422	$405,007	$292,509

(1)	Mr. Jones is not retirement eligible.

Frank P. Gatto
Executive Vice President—Operations
				Change in Control
				and Involuntary
		Involuntary		Termination
		Termination	Change in	Without Cause or
Benefits and Payments	Retirement	Without Cause	Control Only	for Good Reason	Death	Disability

Compensation
Separation Benefits	—	$553,320	—	$1,106,640	$399,620	$399,620
Short-Term Incentive	$245,920	245,920	—	245,920	—	—
Performance Units	0	0	$285,649	285,649	0	0
Restricted Stock	275,329	269,294	825,987	825,987	275,329	—

Benefits and Perquisites
Health & Welfare Benefits	148,006	148,006	—	148,006	—	148,006
Life Insurance Program	169,627	169,627	—	169,627	2,770,000	169,627
Flexible Allowance	—	15,600	—	31,200	—	—
Financial Planning	—	12,000	—	24,000	—	—
Physical Examination	—	2,000	—	4,000	—	—
Outplacement Services	—	15,000	—	15,000	—	—
Excise Tax Gross-Up	—	—	—	582,993	—	—

Totals	$838,882	$1,430,767	$1,111,636	$3,439,022	$3,444,949	$717,253

W. Scott Hanle
President—Sales
				Change in Control
				and Involuntary
		Involuntary		Termination
		Termination	Change in	Without Cause or
Benefits and Payments	Retirement	Without Cause	Control Only	for Good Reason	Death	Disability

Compensation
Separation Benefits	—	$547,020	—	$1,094,040	$395,070	$395,070
Short-Term Incentive	$243,120	243,120	—	243,120	—	—
Performance Units	0	0	$282,382	282,382	0	0
Restricted Stock	275,329	269,294	825,987	825,987	275,329	—

Benefits and Perquisites
Health & Welfare Benefits	128,587	128,587	—	128,587	—	128,587
Life Insurance Program	84,111	84,111	—	84,111	2,740,000	84,111
Flexible Allowance	—	15,600	—	31,200	—	—
Financial Planning	—	12,000	—	24,000	—	—
Physical Examination	—	2,000	—	4,000	—	—
Outplacement Services	—	15,000	—	15,000	—	—
Excise Tax Gross-Up	—	—	—	614,302	—	—

Totals	$731,147	$1,316,732	$1,108,369	$3,346,729	$3,410,399	$607,768

William G. Mundy
Executive Vice President and General Counsel
				Change in Control
				and Involuntary
		Involuntary		Termination
		Termination	Change in	Without Cause or
Benefits and Payments	Retirement	Without Cause	Control Only	for Good Reason	Death	Disability

Compensation
Separation Benefits	—	$594,000	—	$1,188,000	$429,000	$429,000
Short-Term Incentive	$264,000	264,000	—	264,000	—	—
Performance Units	0	0	$306,650	306,650	0	0
Restricted Stock	275,329	269,294	825,987	825,987	275,329	—

Benefits and Perquisites
Health & Welfare Benefits	110,020	110,020	—	110,020	—	110,020
Life Insurance Program	284,243	284,243	—	284,243	2,970,000	284,243
Flexible Allowance	—	15,600	—	31,200	—	—
Financial Planning	—	12,000	—	24,000	—	—
Physical Examination	—	2,000	—	4,000	—	—
Outplacement Services	—	15,000	—	15,000	—	—
Excise Tax Gross-Up	—	—	—	640,168	—	—

Totals	$933,592	$1,566,157	$1,132,637	$3,693,268	$3,674,329	$823,263

Former Officers

Former President and Chief Executive Officer.  Ms. Harless served as our president and chief executive officer through February 16, 2008. She remained an employee of the company through February 22, 2008. Under the terms of our executive transition plan, Ms. Harless was entitled to severance payments and benefits of $3,704,092 as a result of her involuntary termination without cause. This amount was comprised of (a) a $2,762,500 cash payment equal to two times the sum of her base salary plus her 2008 target short-term incentive opportunity, (b) a $105,891 cash payment representing a pro-rata portion of her 2008 target short-term incentive award opportunity, (c) $607,863, representing the present value of the premiums resulting from her continuing participation in the executive whole life insurance program, and (d) $227,838, representing the value of certain other continuing benefits and perquisites. A portion of the shares of restricted stock and restricted stock units held by Ms. Harless vested upon her termination. These shares and restricted stock units had a value of $59,516 on February 22, 2008. In addition, under her performance unit award agreement, Ms. Harless is no longer subject to the three-year continuous employment requirement as a result of her separation from the company. However, the units remain subject to the company meeting the total stockholder return performance target.

Former Chief Financial Officer.  Mr. Coticchio served as executive vice president, chief financial officer and treasurer of the company through November 26, 2007. He remained an employee of the company through December 31, 2007. Under the terms of the executive transition plan, Mr. Coticchio was entitled to severance payments and benefits of $1,487,139 as a result of his involuntary termination without cause. This amount was comprised of (a) a $765,000 cash payment equal to his base salary and 2007 target short-term incentive award, (b) a $340,000 cash payment equal to his 2007 short-term incentive award, (c) $328,239, representing the present value of the premiums resulting from his continuing participation in the executive whole life insurance program, and (d) $53,900, representing the value of certain other continuing benefits and perquisites. A portion of the shares of restricted stock and restricted stock units held by Mr. Coticchio vested upon his termination. These shares and restricted stock units had a value of $269,300 on December 31, 2007. In addition, under his performance unit award agreement, Mr. Coticchio is no longer subject to the three-year continuous employment requirement as a result of his separation from the company. However, the units remain subject to the company meeting the total stockholder return performance target.

EQUITY COMPENSATION PLAN INFORMATION

As of December 31, 2007, the company’s long term incentive plan was the only compensation plan under which securities of the company were authorized for issuance. This plan was approved by the company’s sole stockholder, Verizon Communications, prior to the spin-off in November 2006. The table below provides information as of December 31, 2007.

	Number of securities	Weighted-average	Number of securities
	to be issued upon exercise	exercise price of	remaining available for
	of outstanding options,	outstanding options,	future issuance under
Plan Category	warrants and rights	warrants and rights	equity compensation plans

Equity compensation plans approved by stockholders	0	0	1,510,950 (1)
Equity compensation plans not approved by stockholders	0	0	0

(1)	If our stockholders approve the 2008 incentive compensation plan, we will issue no more than 350,000 shares under our original long term incentive plan after December 31, 2007 for new awards and dividend equivalents under outstanding awards.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL HOLDERS

The tables below provide information regarding the beneficial ownership of the company’s common stock as of March 10, 2008, by:

•	each of our directors;

•	each of the executive officers named in the Summary Compensation Table;

•	all directors and executive officers as a group; and

•	each beneficial owner of more than 5% of the company’s common stock.

Beneficial ownership is determined in accordance with SEC rules and regulations. Unless otherwise indicated and subject to community property laws where applicable, the company believes that each of the stockholders named in the table below has sole voting and investment power with respect to the shares indicated as beneficially owned. Each of our directors and executive officers, and all of our directors and executive officers as a group, beneficially owned less than 1% of our common stock outstanding as of March 10, 2008.

Directors and Executive Officers

Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership

Jerry V. Elliott (1)	7,451
Katherine J. Harless	60,545
Jonathan F. Miller (1)	3,827
Donald B. Reed (1)	8,668
Stephen L. Robertson (1)	7,458
Thomas S. Rogers (1)	7,452
Paul E. Weaver (1)	51,451
Frank P. Gatto (2)	41,253
Samuel D. Jones (2)	18,964
W. Scott Hanle (2)	43,633
William G. Mundy (2)	41,010
Andrew Coticchio (3)	11,388
All directors and executive officers as a group (13 persons) (4)	327,217

(1)	Includes 4,872 shares of restricted stock (2,366 shares for Mr. Miller) for which the director has sole voting power, but no dispositive power.

(2)	Includes shares of restricted stock for which the executive officer has sole voting power, but no dispositive power, as follows: Mr. Gatto (29,843 shares), Mr. Jones (13,984 shares), Mr. Hanle (29,843 shares) and Mr. Mundy (29,843 shares).

(3)	Mr. Coticchio’s last day of employment with the company was December 31, 2007. The information shown is according to the company’s records at that time.

(4)	Includes 158,207 shares of restricted stock for which the directors and executive officers have sole voting power, but no dispositive power.

Five Percent Holders

The following table sets forth information regarding the number and percentage of shares of common stock held by all persons and entities known by the company to beneficially own 5% or more of the company’s outstanding common stock. The information regarding beneficial ownership of common stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon the company’s calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of common stock outstanding on March 10, 2008.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent

Hotchkis and Wiley Capital Management, LLC (1)	15,454,600	10.5%
725 S. Figueroa Street, 39th Floor Los Angeles, California 90017
Lord, Abbett & Co. LLC (2)	14,843,858	10.1%
90 Hudson Street Jersey City, New Jersey 07302
Capital Research Global Investors (3)	12,339,710	8.4%
333 South Hope Street Los Angeles, California 90071
Putnam, LLC (4)	7,522,694	5.1%
One Post Office Square Boston, Massachusetts 02109
AXA (5)	7,355,564	5.0%
26, rue Drouot 75009 Paris, France

(1)	According to a Schedule 13G/A filed by Hotchkis and Wiley Capital Management, LLC (“HWCM”), HWCM has sole voting power with respect to 11,652,400 shares of common stock and sole dispositive power with respect to 15,454,600 shares. The Schedule 13G/A provides that HWCM is an investment adviser and that the shares of common stock listed on the Schedule 13G/A are owned of record by clients of HWCM. In addition, HWCM reported that these clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, these shares of common stock and that none of these clients is known to have these rights or powers with respect to more than 5% of the company’s common stock.

(2)	According to a Schedule 13G filed by Lord, Abbett & Co. LLC (“LAC”), LAC has sole voting power with respect to 14,313,332 shares of common stock and sole dispositive power with respect to 14,843,858 shares. The Schedule 13G provides that LAC is an investment adviser.

(3)	According to a Schedule 13G filed by Capital Research Global Investors (“CRGI”), a division of Capital Research & Management Company (“CRMC”), CRGI has sole voting power and sole dispositive power with respect to 12,339,710 shares of common stock. The Schedule 13G provides that CRGI is deemed to be the beneficial owner of these shares as a result of CRMC acting as investment adviser to various investment companies registered under the Investment Company Act of 1940.

(4)	According to a Schedule 13G filed by Putnam, LLC (“Putnam”), on behalf of itself and two wholly owned subsidiaries, Putnam Investment Management, LLC (“PIM”) and The Putnam Advisory Company, LLC (“PAC”), Putnam has shared voting power with respect to 466,103 shares of common stock and shared dispositive power with respect to 7,522,694 shares. The Schedule 13G provides that PIM and PAC are investment advisers and that the shares of common stock listed on the Schedule 13G are beneficially owned by the mutual funds and institutional clients to which they provide investment advice.

(5)	According to a Schedule 13G filed jointly by five entities related to AXA, the entities collectively may beneficially own the shares reported in the table. The Schedule 13G was filed by AXA Financial, Inc.; AXA, which owns AXA Financial, Inc.; and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, “AXA Mutuelle”), which as a group control AXA. AXA Mutuelle and AXA have sole voting power with respect to 6,138,295 shares of common stock, shared voting power with respect to 83,474 shares and sole dispositive power with respect to 7,355,564 shares. In addition, AXA Financial, Inc. reported that it has sole voting power with respect to 6,135,731 shares, shared voting power with respect to 83,474 and sole dispositive with respective to 7,353,000 shares.

INDEPENDENT PUBLIC ACCOUNTANTS

Selection

Ernst & Young LLP served as the company’s independent registered public accounting firm for 2007 and has been selected by the audit committee to serve as the company’s independent registered public accounting firm for 2008. Representatives of Ernst & Young will attend the annual meeting, will have an opportunity to make a statement and will be available to respond to questions.

Audit and Non-Audit Fees

The following table presents fees for audit services rendered by Ernst & Young for the audit of the company’s annual financial statements for 2007 and 2006, and fees billed for other services rendered by Ernst & Young.

	2007	2006

Audit Fees (1)	$1,951,723	$500,000
Audit-Related Fees (2)	$231,200	$0
Tax Fees (3)	$136,520	$0
All Other Fees	$0	$0

Total	$2,319,443	$500,000

(1)	For 2007, audit fees consist principally of fees for the audit of the company’s consolidated financial statements, review of the company’s interim consolidated financial statements and the audit of internal control over financial reporting. For 2006, audit fees consist principally of fees for the audit of the company’s consolidated financial statements. Fees related to the spin-off were paid by Verizon Communications and were for audits and reviews of carve-out financial statements for previous periods.

(2)	Audit-related fees consist principally of audits of the company’s employee benefit plans and accounting consultation services performed in connection with acquisitions.

(3)	Tax fees consist principally of services performed in connection with consultations on state tax matters.

Pre-Approval Policies and Procedures

The audit committee’s policy is to require the pre-approval of all audit and non-audit services provided to the company by its independent registered public accounting firm (except for items exempt from pre-approval requirements under applicable laws and rules). All audit and non-audit services for 2007 were pre-approved by the audit committee.

AUDIT COMMITTEE REPORT

The purpose of the audit committee is to assist the board of directors (the “board”) of Idearc Inc. (the “company”) in its general oversight of the company’s accounting, auditing and financial reporting practices. Management is primarily responsible for the company’s financial statements, systems of internal controls and compliance with applicable legal and regulatory requirements. The company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion (pursuant to Section 404 of the Sarbanes-Oxley Act of 2002) on the effectiveness of internal control over financial reporting.

The members of the audit committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the audit committee certify that the company’s registered public accounting firm is “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the audit committee’s members in business, financial and accounting matters.

In the performance of its oversight responsibilities, the audit committee has reviewed and discussed with management and Ernst & Young LLP the audited financial statements of the company for the year ended December 31, 2007. Management advised the audit committee that all financial statements were prepared in accordance with generally accepted accounting principles. The audit committee’s review included discussion with Ernst & Young LLP of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with audit committees).

With respect to the company’s independent registered public accounting firm, the audit committee, among other things, discussed with Ernst & Young LLP matters relating to its independence, including its letter and the written disclosures made to the committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with audit committees).

On the basis of these reviews and discussions, and subject to the limitations of its role, the audit committee recommended that the board approve the inclusion of the company’s audited financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Paul E. Weaver, Chair
Jerry V. Elliott
Stephen L. Robertson

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The nominating and corporate governance committee is charged with the responsibility of reviewing, approving and overseeing all transactions with related persons (as defined in SEC regulations). The nominating and corporate governance committee will periodically reassess any related-person transaction entered into by the company to ensure their continued appropriateness. This responsibility is set forth in the nominating and corporate governance committee’s charter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s directors and executive officers, and persons who own more than 10% of a registered class of its equity securities, to file reports of ownership and changes in ownership with the SEC. These reporting persons are required by SEC rules to furnish the company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the company, the company believes that during 2007 all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% stockholders were in compliance with Section 16(a).

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING OF STOCKHOLDERS

In order to be included in the company’s proxy materials for the 2009 annual meeting of stockholders, a stockholder proposal must be received in writing by the company at Idearc Inc., 2200 West Airfield Drive, P.O. Box 619810, D/FW Airport, TX 75261, Attention: Corporate Secretary, by November 14, 2008, and otherwise comply with all requirements of the SEC for stockholder proposals.

If you do not wish to submit a proposal for inclusion in next year’s proxy materials, but instead wish to present it directly at the 2009 annual meeting of stockholders, you must give timely written notice of the proposal to the company’s corporate secretary. To be timely, the notice (including a notice recommending a director candidate) must be delivered to the above address not later than 120 days in advance of the first anniversary date of the company’s proxy statement release to stockholders for the preceding year’s annual meeting. To be timely, a written notice of a proposal (including a notice recommending a director candidate) must be received no later than November 14, 2008. The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by the company’s by-laws. A copy of the company’s by-laws is available upon request from the company’s corporate secretary.

OTHER MATTERS

The board is not aware of any other business that may be brought before the annual meeting. If any other matters are properly brought before the annual meeting, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

By Order of the Board of Directors,

William G. Mundy
Executive Vice President
and General Counsel

D/FW Airport, Texas
March 14, 2008

Appendix A

Idearc Inc.
2008 Incentive Compensation Plan

A-i

Idearc Inc.
2008 Incentive Compensation Plan

Article 1.

Establishment, Purpose, and Duration

1.1  Establishment.  Idearc Inc., a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the Idearc Inc. 2008 Incentive Compensation Plan (hereinafter referred to as the “Plan”), as set forth in this document.

The Plan permits the grant of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Cash Incentive Awards, and Other Stock-Based Awards.

1.2  Purpose of the Plan.  The purposes of the Plan are to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the interests of Participants to those of the Company’s stockholders; to provide Participants with incentives for excellence in individual performance; to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company’s success; and to allow Participants to share in the success of the Company.

1.3  Duration of the Plan.  The Plan shall become effective on the date of its adoption by the Board, subject to approval by the Company’s stockholders at its 2008 annual meeting. Unless sooner terminated as provided herein, the Plan shall terminate ten (10) years from its effective date. After the Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions.

1.4  No More Grants Under Prior Plan.  No more than 350,000 Shares may be issued under the Idearc Inc. Long Term Incentive Plan (the “Prior Plan”) after December 31, 2007 with respect to awards made under the Prior Plan after December 31, 2007 and dividend equivalents credited on awards made under the Prior Plan.

Article 2.

Definitions

As used herein, the following terms shall have the meanings set forth below.

2.1  “Alternative Award” has the meaning set forth in Section 15.2.

2.2  “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Shares, Performance Share Units, Cash Incentive Awards, or Other Stock-Based Awards, in each case subject to the terms of the Plan.

2.3  “Award Agreement” means an agreement entered into by the Company and a Participant or another instrument prepared by the Company in lieu of such an agreement, setting forth the terms and conditions applicable to an Award, which may be in hard copy, electronic or such other form as the Company may permit.

2.4  “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.5  “Board” means the Board of Directors of the Company.

2.6  “Cash Incentive Award” means an Award, denominated in cash, granted to a Participant pursuant to Section 10.3.

2.7  “Cause” means, unless otherwise provided by the Committee, a Participant’s

(a) conviction or plea of nolo contendre to a felony;

(b) commission of fraud or a material act or omission involving dishonesty with respect to the Company or its Affiliates, as reasonably determined by the Company;

(c) willful failure or refusal to carry out the material responsibilities of his or her employment, as reasonably determined by the Company;

(d) gross negligence, willful misconduct, or engaging in a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company; or

(e) willfully engaging in any act or omission that is in material violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

2.8  “Change in Control” means the occurrence of any of the following:

(a) Any person, as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) any entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (4) any person who becomes a Beneficial Owner in connection with a transaction described in clause (1) of subparagraph (c) below, is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 40 percent or more of the combined voting power of the Company’s then outstanding voting securities;

(b) The following individuals cease for any reason to constitute a majority of the directors then serving: individuals who on December 31, 2007, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on December 31, 2007, or whose appointment, election or nomination for election was previously so approved or recommended;

(c) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than (1) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing 40% or more of the combined voting power of the Company’s then outstanding securities;

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or a majority of the Company’s assets, income or revenue to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale; or

(e) Any other transaction or event occurs that is designated by the Company’s Board of Directors as a “Change in Control” for purposes of the Plan or that would be required to be reported as a “change in control” on Form 8-K under the Exchange Act.

2.9  “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

2.10  “Committee” means the Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan.

2.11  “Company” means Idearc Inc., a Delaware corporation, and any successor thereto.

2.12  “Deferred Stock Unit” means a Participant’s contractual right to receive a stated number of Shares or, if provided by the Committee on the Grant Date, cash equal to the Fair Market Value of such Shares, described in Article 8.

2.13  “Disability” means, unless otherwise provided by the Committee (taking into account the requirements of Section 409A of the Code, if applicable), the inability of a participant to perform the material duties of his or her employment by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or is expected to last for a continuous period of at least 12 months, as determined by a duly licensed physician selected by the Committee.

2.14  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.15  “Fair Market Value” or “FMV” means the closing price of Shares on the principal securities exchange on which the Shares are traded or, if no Shares are traded on the relevant date on such exchange, then the closing price of Shares on the trading date next preceding the relevant date; provided, however, that the Committee may prescribe a different method if the Committee, acting in a consistent manner and in accordance with the Treasury Regulations issued under Section 409A, determines that such different method is appropriate under the circumstances.

2.16  “Grant Date” means the date an Award is granted to a Participant pursuant to the Plan.

2.17  “Grant Price” means the price established at the time of grant of a SAR, used to determine whether there is any payment due upon exercise of the SAR.

2.18  “ISO” means an Option that is intended to meet the requirements of Code Section 422.

2.19  “Insider” shall mean an individual who is, on the relevant date, an officer, or director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.20  “Non-employee Director” means a member of the board of directors of the Company or a Subsidiary who is not an Employee.

2.21  “Option” means a stock option granted under the Plan, which may be either an ISO or an Option that is not an ISO.

2.22  “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.23  “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of the Plan, granted pursuant to Article 10.

2.24  “Participant” means an eligible individual to whom an Award is granted.

2.25  “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C). An Award that does not qualify for the Performance-Based Exception may nevertheless constitute performance-based compensation for other purposes, including Code Section 409A.

2.26  “Performance Measures” means measures as described in Article 11 on which the performance goals are based and which are approved by the Company’s stockholders pursuant to the Plan in order to qualify Awards for the Performance-Based Exception.

2.27  “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.28  “Performance Share” means a grant of a Share issued under Article 9 of the Plan that is subject to performance-based vesting conditions.

2.29  “Performance Share Unit” means a right to receive a Share (or cash equal to the FMV of a Share) granted under Article 9 that is subject to performance-based vesting conditions.

2.30  “Plan” means the Idearc Inc. 2008 Incentive Compensation Plan.

2.31  “Restricted Stock” means an Award granted to a Participant pursuant to Article 7.

2.32  “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 7 except no Shares are actually awarded to the Participant on the Grant Date.

2.33  “Share” means a share of common stock of the Company.

2.34  “Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, granted pursuant to Article 6.

2.35  “Subsidiary” means (a) a corporation or other entity in an unbroken chain of corporations or other entities at least 50% of the total value or voting power of the equity securities of which is owned by the Company or by any other corporation or other entity in the chain, and (b) any other corporation or entity in which the Company has a 20% controlling interest, directly or indirectly, as may be designated by the Committee pursuant to the criteria set forth in Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

Article 3.

Administration

3.1  General.  The Committee shall be responsible for administering the Plan. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon all interested persons.

3.2  Responsibility and Authority of the Committee.  Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and full power and authority to: select the persons to whom Awards will be made, prescribe the terms and conditions of each Award and make amendments thereto, construe, interpret and apply the provisions of the Plan and of any Award Agreement, and make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. In exercising its responsibilities under the Plan, the Committee may obtain at the Company’s expense, such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.

3.3  Delegation.  The Committee may delegate to any person or group of persons (which may, but need not be, members of the Committee) such administrative duties or powers within the scope of its responsibility, power and authority as it may deem advisable. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate employees to be recipients of Awards; and (b) determine the size, type and terms of such Awards; provided, however, (i) the Committee may not delegate its authority with respect to non-ministerial actions with respect to (A) individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act, and (B) Awards that are intended to qualify for the Performance-Based Exception; (ii) the resolution providing such authorization sets forth the total number of Shares and/or Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4  Indemnification.  The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee or other individual to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

Article 4.

Shares Subject to the Plan and Maximum Awards

4.1  Number of Shares Authorized under the Plan.  The Company may issue an aggregate of twelve million Shares under the Plan. For the purpose of applying the aggregate Share limitation, the following Shares will not be taken into account: Shares covered by the unexercised portion of an Award that terminates, expires, is canceled or is settled in cash; Shares forfeited or repurchased under the Plan; and Shares withheld or surrendered in order to pay the exercise or purchase price under an Award or to satisfy the tax withholding obligations associated with the exercise, vesting or settlement of an Award. Shares issued under the Plan may be either authorized and unissued Shares, or authorized and issued Shares held in the Company’s treasury, or any combination of the foregoing.

4.2  Individual and Other Award Limitations.  The maximum aggregate number of Shares with respect to which Awards may be granted in a single calendar year to an individual Participant may not exceed two million Shares. The maximum amount a Participant may earn for any calendar year under Cash Incentive Awards granted to such Participant is $10 million. The maximum number of Shares that may be issued pursuant to ISOs granted under the Plan is twelve million Shares

4.3  Adjustments in Authorized Shares and Other Limitations.  In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, the Committee shall make such adjustments to the number and kind of Shares that may be issued under the Plan pursuant to Section 4.1 and under outstanding Awards, the per-Participant and other Award limitations set forth in Section 4.2, the Option Price or Grant Price applicable to outstanding Options and SARs, other value determinations applicable to outstanding Awards, and the performance goals, length of Performance Periods and other features of outstanding performance-based Awards, as the Committee, acting in its sole discretion, deems appropriate in order to prevent dilution or enlargement of the benefits available under the Plan and of the rights of Participants with respect to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number. The determination of the Committee as to the foregoing adjustments, if any, shall be at the discretion of the Committee and shall be conclusive and binding on all persons.

Article 5.

Eligibility and Participation

5.1  Eligibility.  All employees and Non-employee Directors of, and individual consultants or independent contractors who provide personal services on a recurring basis to, the Company or a Subsidiary are eligible to receive Awards under the Plan.

5.2  Actual Participation.  Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will designate which eligible persons will receive Awards under the Plan and will determine the terms and conditions of such Awards.

Article 6.

Stock Options; Stock Appreciation Rights

6.1  Grant of Options.  Subject to the Plan, Options may be granted to such persons, at such time(s), in such number, and upon such terms as the Committee, in its sole discretion, may determine, either at the time the Options are granted or, if a Participant’s rights are not adversely affected, at any subsequent time; provided that ISOs may be granted only to employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). Each Option will be deemed NOT to be an ISO unless and except to the extent it is specifically designated by the Committee as an “incentive stock option” at the time the Option is granted. If an Option is designated as an ISO and if part or all of the Option does not qualify as an ISO under Section 422 of the Code, then the Option, or the portion of the Option that does not so qualify, as the case may be, will nevertheless remain valid and outstanding as if such designation had not been made.

6.2  Exercise of Options.  Each Option shall become exercisable at such times and subject to such restrictions and conditions as the Committee shall prescribe. An Option that is exercisable may be exercised by the delivery to the Company or an agent designated by the Company of a written notice of exercise setting forth the number of whole Shares with respect to which the Option is being exercised, together with payment in full of the Option Price for said Shares and the withholding taxes, if any, that are payable in connection with the exercise (unless and except to the extent that other arrangements satisfactory to the Company have been made for the satisfaction of such withholding taxes). The Option Price for Shares acquired by the exercise of an Option shall be payable to the Company (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price; (c) pursuant to a cashless exercise arrangement established and made available through a registered broker-dealer in accordance with the applicable law; (d) by any combination of (a), (b) and (c); or (e) any other method approved or accepted by the Committee, acting in its sole discretion in accordance with applicable law.

6.3  Grant of SARs.  Subject to the Plan, SARs may be granted to such persons, at such time(s), in such number, and upon such terms as the Committee, in its sole discretion, may determine either at the time the SARs are granted or, if a Participant’s rights are not adversely affected, at any subsequent time. Upon the exercise of a SAR, the holder shall be entitled to receive payment from the Company of an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b) The number of whole Shares with respect to which the SAR is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. Settlement of SARs will be subject to the payment in full of the withholding taxes due in connection with the exercise of the SARs, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment.

6.4  Pricing and Prohibition Against Re-Pricing.  The Option Price per Share under each Option and the Grant Price per Share under a SAR must be at least equal to the FMV per Share on the applicable Grant Date. Options and SARs may not be re-priced in the absence of stockholder approval.

6.5  Duration.  No Option or SAR may be exercisable after the tenth anniversary of the applicable Grant Date.

6.6  Rights as a Stockholder.  No Shares shall be issued in respect of the exercise of an Option until payment of the Option Price and the applicable tax withholding obligations has been made or provided for to the satisfaction of the Company, and the holder of an Option shall have no rights as a stockholder with respect to any Shares covered by the Option unless and until such Shares are duly and validly issued by the Company to or in the name of such holder. If Shares are to be issued upon the exercise of a SAR, such Shares shall not be issued and the holder of the SAR shall have no rights as a stockholder with respect to such Shares unless and until the applicable tax withholding obligation has been paid or provided for to the satisfaction of the

Company. The Committee may impose such restrictions on any Shares issued pursuant to the exercise of an Option or SAR as the Committee may deem advisable, including, without limitation, minimum holding period requirements, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

Article 7.

Restricted Stock and Restricted Stock Units

7.1  Grant of Restricted Stock and Restricted Stock Units.  Subject to the Plan, the Committee may grant (a) Restricted Stock awards pursuant to which the Shares covered by the awards will be issued by the Company when the awards are made, and (b) Restricted Stock Unit awards pursuant to which each Restricted Stock Unit will represent the right to receive one Share (or, as determined by the Committee, cash equal to the value of one Share) from the Company in the future. Shares covered by a Restricted Stock award and the right to receive Shares under a Restricted Stock Unit award will be subject to such forfeiture conditions, transfer restrictions, and other restrictions and/or conditions, if any, as the Committee may impose, which conditions and restrictions may lapse separately or concomitantly, at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may prescribe at the date of grant or, if the holder’s rights are not adversely affected, thereafter. The Committee may impose such further restrictions on any vested Shares issued pursuant to a Restricted Stock or Restricted Stock Unit award as the Committee may deem advisable, including, without limitation, minimum holding period requirements, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

7.2  Issuance of Restricted Stock.  Shares issued pursuant to a Restricted Stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction or lapse of the applicable vesting and other conditions and restrictions, with appropriate notation to indicate that the Shares are subject to the Plan and the applicable Award Agreement. A Participant who receives Shares of Restricted Stock may be required to execute and deliver a stock power to the Company, endorsed in blank, in order to facilitate the transfer back to the Company of any Shares of Restricted Stock that are forfeited. Except to the extent restricted under the terms of the Plan or any applicable Award Agreement, a Participant who holds Shares of Restricted Stock shall have the rights of a stockholder with respect to said Shares, including the right to vote the Shares and the right to receive dividends thereon (subject to any mandatory reinvestment, forfeiture condition or other requirements as the Committee may prescribe).

7.3  Shares Covered by Restricted Stock Unit Awards.  No Shares will be issued pursuant to a Restricted Stock Unit award (a) unless, in accordance with its terms, the award will be settled in the form of Shares, and (b) until all of the conditions of the award for the issuance of such Shares have been fully satisfied. The holder of a Restricted Stock Unit award shall have no rights as a stockholder with respect to Shares covered by the award unless and until the award vests and the Shares are issued; however, the Committee may provide for the payment of dividend equivalents (in the form of cash or Shares) equal to the dividends that would have been payable with respect to the Shares covered by the award if such Shares were outstanding, upon such terms and subject to such vesting and other conditions as the Committee may prescribe, including, without limitation, conditions required in order to comply with the applicable distribution timing and other requirements of Section 409A of the Code.

7.4  Non-Transferability.  No Shares of Restricted Stock or Restricted Stock Units may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the Award or of the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the Restricted Stock or the Restricted Stock Units, as the case may be.

7.5  Special Tax Rules for Settlement of Restricted Stock Units.  Settlement of vested Restricted Stock Units will be made in the form of Shares or cash, as determined by the Committee, by the 15th day of the third month following the calendar year in which the Restricted Stock Units become vested. Notwithstanding the foregoing, the Committee may permit or require the settlement of vested Restricted Stock Units to be deferred until a later date or the occurrence of a subsequent event, provided that any applicable deferral conditions, deferral election(s), and designated settlement date(s) and event(s), as well as the terms and conditions set forth in the applicable Award Agreement itself, satisfy the election, distribution timing and documentation requirements of Section 409A of the Code.

7.6  Issuance of Vested Shares.  The holder of Shares under a Restricted Stock award and, to the extent settled in the form of Shares, the holder of Restricted Stock Units that becomes vested and payable, will be entitled to have book entry Shares issued in his or her name free and clear of conditions and restrictions (except as may be imposed in accordance with the terms of the Award or in order to comply with applicable law), subject, however, to the payment or satisfaction of applicable withholding taxes. The issuance of Shares in settlement of vested Restricted Stock Units may be deferred if and to the extent permitted or required by Section 7.5 (relating to compliance with Section 409A of the Code).

Article 8.

Deferred Stock Units

8.1  General.  Subject to the Plan, the Committee may grant Deferred Stock Unit awards pursuant to which each Deferred Stock Unit will represent the right to receive one Share (or, as determined by the Committee, cash equal to the value of one Share) in the future, subject to such deferred distribution or payment conditions as the Committee may impose or permit. The right to receive Shares or payment under a Deferred Stock Unit award will be subject to such forfeiture and other conditions and restrictions, if any, as the Committee may impose. The Committee may permit a Participant to elect to defer receipt of all or a portion of his annual compensation, annual incentive bonus and/or long-term compensation (other than Options or SARs) (“Deferred Annual Amount”) payable by the Company or a Subsidiary and receive in lieu thereof an Award of elective Deferred Stock Units equal to the number which may be obtained by dividing (i) the amount of the Deferred Annual Amount, by (ii) the Fair Market Value of one Share on the date of payment of such compensation and/or annual bonus (“Elective Deferred Stock Units”). Upon the grant of Deferred Stock Units, the Company shall establish a notional account for the Participant and will record in such account the number of Shares underlying the Deferred Stock Units awarded to the Participant. No Shares will be issued to the Participant at the time an award of Deferred Stock Units is granted.

8.2  Rights as a Stockholder.  The Committee shall determine whether and to what extent dividend equivalents will be credited to the account of, or paid currently to, a Participant receiving an Award of Deferred Stock Units. Unless otherwise provided by the Committee, (i) any cash dividend equivalents attributable to a Participant’s Deferred Stock Units shall be deemed to have been invested in additional Deferred Stock Units on each applicable dividend payment date, and (ii) if dividends or distributions are paid in Shares or other securities, the dividend equivalents with respect thereto shall be subject to the same restrictions and deferral conditions as apply to the corresponding Deferred Stock Units. A Participant shall not have any rights as a stockholder in respect of Deferred Stock Units awarded pursuant to the Plan (including, without limitation, the right to vote on any matter submitted to the Company’s stockholders) until such time as the Shares attributable to such Deferred Stock Units have been issued to such Participant.

8.3  Vesting.  Unless the Committee provides otherwise at or after the Grant Date, Deferred Stock Units, together with any dividend equivalents credited with respect thereto, will be subject to such vesting and other terms and conditions as the Committee shall determine, provided, however, that, unless the Committee specifies otherwise at the Grant Date, the portion of each Award of Deferred Stock Units that consists of Elective Deferred Stock Units, together with any dividend equivalents credited with respect thereto, shall not be subject to any vesting conditions and shall be non-forfeitable at all times.

8.4  Settlement.  Subject to the provisions hereof, unless the Committee determines otherwise, the Company shall issue the Shares underlying a Participant’s Deferred Stock Units (and related dividend equivalents) for which the restriction period shall have lapsed on or prior to the date of such Participant’s termination of employment with or termination of service to the Company and any Subsidiary, other than a termination for Cause, as soon as administratively practicable, but not later than 90 days following the date of such termination of employment or service (or on such earlier date as the Committee shall permit or such later date as may be elected by the Participant in accordance with the rules and procedures of the Board). In the event of the termination of a Participant’s employment with or service to the Company and the Subsidiaries for Cause, the Participant shall immediately forfeit all rights with respect to any Shares covered by Deferred Stock Units (and related dividend equivalents) for which the restriction period shall have not then lapsed. Unless the Committee determines otherwise at or after the Grant Date, the Company shall issue the Shares underlying any of a Participant’s Elective Deferred Stock Units (and related dividend equivalents) credited to such Participant’s account under the Plan as soon as administratively practicable, but not later than 90 days following the date of such Participant’s termination of employment or service (or such later date as may be elected by the Participant in accordance with the rules and procedures of the Committee). The Committee may provide in the Award Agreement applicable to any Award of Deferred Stock Units that, in lieu of issuing Shares in settlement of any Deferred Stock Units, the Committee may direct the Company to pay to the Participant the Fair Market Value of the Shares corresponding to such Deferred Stock Units in cash. Notwithstanding anything to the contrary contained herein, the terms and conditions applicable to the settlement of Deferred Stock Units, including any initial or subsequent deferral elections and any modifications of such terms and conditions, shall be subject to compliance with the applicable requirements of Code Section 409A.

Article 9.

Performance Shares and Performance Share Units

9.1  Grant of Performance Shares and Performance Share Units.  Subject to the Plan, the Committee, at any time and from time to time, may grant Performance Shares and Performance Share Units to such persons, in such amounts and upon such terms as the Committee shall determine. A Performance Share is a Share of Restricted Stock subject to such performance-based vesting and other conditions as the Committee may prescribe. A Performance Share Unit is a Restricted Stock Unit Award pursuant to which the number of Shares covered by the Award and/or the vesting of the Award are subject to such performance-based and other conditions as the Committee may prescribe. Unless the Committee specifies otherwise at the time of the Award, each Performance Share Award and each Performance Share Unit Award shall be structured in a manner that will qualify for the Performance Based Exception.

9.2  Form and Timing of Payment of Performance Shares and Performance Share Units. Settlement of earned and vested Performance Shares and/or Performance Share Units shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan and any deferral election or condition in effect, the Committee, in its sole discretion, shall cause earned and vested Performance Share Units to be settled in the form of cash or in Shares (or in a combination thereof) on or before the fifteenth (15th) day of the third month after the year in which the Performance Period ended. Any Shares released in settlement of a Performance Share or Performance Share Unit Award may be subject to such restrictions as are deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

Article 10.

Other Stock-Based Awards and Cash Incentive Awards

10.1  Other Stock-Based Awards.  Subject to applicable law, the Committee, acting in its discretion, may grant such other forms of award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares or factors that may influence the value of the Shares, as the Committee deems appropriate, including, without limitation, stock bonuses, dividend equivalents (either alone or in conjunction with other awards, including with respect to awards outstanding under the Prior Plan), convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, and Share-based awards designed to comply with or take advantage of applicable laws outside of the United States. All such other stock-based awards will be made and payable at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, under such other circumstances and upon such terms and conditions as the Committee may prescribe.

10.2  Settlement of Other Stock-Based Awards.  Settlement of Other Stock-Based Awards will be made in the form of Shares or cash, as determined by the Committee, by the 15th day of the third month following the calendar year in which such Awards become vested.

10.3  Cash Incentive Awards.  The Committee may grant Cash Incentive Awards, including annual (short term) Cash Incentive Awards and long-term Cash Incentive Awards, subject to achievement of specified performance goals established by the Committee. At the expiration of the applicable performance period, the Committee shall determine whether and the extent to which the performance goals are achieved and the extent to which each Cash Incentive Award has been earned. The amount (if any) payable to a Participant in respect of a Cash Incentive Award will be paid in cash as soon as practicable after such amount is determined, but in no event later than the 15th day of the third month following the year in which the Cash Incentive Award becomes earned and vested, subject to such deferral arrangements as may be imposed or permitted in accordance with the requirements of Section 409A of the Code. Cash Incentive Awards under the Plan shall be structured in a manner that will qualify for the Performance-Based Exception.

Article 11.

Performance Measures

11.1  General.  The Committee may establish performance goals based upon any one or more of the following Performance Measures in connection with Awards that are intended to qualify for the Performance-Based Exception:

(a) Net earnings or net income (before or after taxes, depreciation and amortization);

(b) Earnings per share;

(c) Net sales or revenue growth;

(d) Net operating profit;

(e) Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g) Earnings before or after taxes, interest, depreciation, and/or amortization;

(h) Operating income before interest, taxes, depreciation and amortization;

(i) Gross or operating margins;

(j) Productivity ratios;

(k) Share price (including, but not limited to, growth measures and total stockholder return);

(l) Expense targets;

(m) Debt measures (including, but not limited to, debt multiples);

(n) Margins;

(o) Operating efficiency;

(p) Market share;

(q) Customer satisfaction;

(r) Working capital targets and change in working capital;

(s) Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and

(t) Market value added.

Any Performance Measure(s) may be used to measure the performance of the Company and/or any one or more Subsidiaries as a whole or any business unit thereof or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (k) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article.

11.2  Evaluation of Performance.  The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, (f) acquisitions or divestitures, (g) foreign exchange gains and losses, and/or (h) such other extraordinary or non-recurring items as the Committee may prescribe. To the extent such inclusions or exclusions affect Awards intended to qualify for the Performance-Based Exception, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Article 12.

Transferability of Awards

Except as provided herein or as otherwise determined or permitted by the Committee, no Awards shall be transferable other than by will or the laws of descent and distribution (with respect to Awards that confer a right on a Participant’s beneficiary in the event of a Participant’s death); and no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and, if the Committee so determines, any purported transfer in violation hereof shall be null and void.

Article 13.

Beneficiary Designation

Each Participant may, from time to time, name a beneficiary or beneficiaries who shall be entitled to succeed to the Participant’s rights under an Award (if any) following the Participant’s death. A Participant’s beneficiary designation will be effective if and only if it is made in writing and delivered to the Company in such form, in such manner and in accordance with such other requirements as the Committee may prescribe. Each such beneficiary designation made by a Participant will automatically revoke all prior designations by the Participant. If a Participant does not make a valid beneficiary designation under the Plan during the Participant’s lifetime or if no designated beneficiary survives the Participant, the Participant’s beneficiary under the Plan will be deemed to be the Participant’s surviving spouse or, if none, the Participant’s estate.

Article 14.

Rights of Participants

14.1  Employment/Service.  Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company and/or its Subsidiaries, to terminate any Participant’s employment or other service at any time or for any reason, nor confer upon any Participant any right to continue his employment or other service for any specified period of time or on any specified terms and conditions.

14.2  Participation.  No individual shall have the right to be selected to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

14.3  Rights as a Stockholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 15.

Change in Control

15.1  Effect of a Change in Control on Outstanding Awards.  If a Change in Control occurs, then, except as otherwise specifically provided by the applicable Award Agreement (or any other applicable agreement approved by the Committee and made by the Company or a Subsidiary with a Participant) each Award outstanding under the Plan immediately prior to the Change in Control will be either assumed and converted into an Alternative Award in accordance with Section 15.2 or terminated in accordance with Section 15.3.

15.2  Assumption and Conversion into Alternative Awards.  Except as otherwise determined by the Committee, if a Change in Control occurs, the parties to the Change in Control may agree that any Option, SAR, Restricted Stock, Restricted Stock Unit, Deferred Stock Unit, Performance Share, Performance Share Unit or Other Stock-Based Award outstanding under the Plan immediately prior to the Change in Control shall, at the effective time of the Change in Control, be assumed and converted into an Alternative Award on substantially the same vesting and other terms and conditions with respect to shares of common stock of the successor or acquiring company (or a parent company thereof). If an Option or SAR is assumed, the number of shares and Exercise Price or Grant Price per Share covered by the assumed Award will be adjusted in accordance with the principles set forth in Sections 1.424-1(a)(5) and 1.409A-1(b)(5)(v)(D) of the Treasury Regulations. If another form of stock-based Award is assumed, the number of shares covered by the assumed Award will be a whole number that reflects the exchange ratio applicable to holders of Shares in connection with the Change in Control. Notwithstanding the foregoing, if a Participant’s employment or other service is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without Cause within two years after the Change in Control, any then outstanding assumed Awards held by such terminated Participant shall immediately become fully vested and exercisable or payable, as the case may be. For the purposes hereof, an Award shall qualify as an Alternative Award if it meets the following conditions:

(i) It has a value at least equal to the value of the outstanding Award being replaced as determined by the Committee in its sole discretion;

(ii) It relates to publicly traded equity securities of the Company or its successor or acquiring company (or a parent thereof); and,

(iii) Its other terms and conditions are not less favorable to the Participant than the terms and conditions of the outstanding Award being replaced (including the provisions that would apply in the event of a subsequent Change in Control).

15.3  Termination of Awards Not Assumed.  Except as otherwise determined by the Committee, any Award outstanding under the Plan immediately prior to a Change in Control that is not assumed and converted pursuant to the preceding section (or, due to the nature of the Change in Control, cannot be assumed and converted because there is no transaction with a successor or acquiring entity), will be terminated at the effective time of the Change in Control. If the terminated Award is a restricted stock Award, then the restricted Shares covered by the Award immediately prior to the effective time of the Change in Control will become fully vested and will participate in the Change in Control on the same basis as other outstanding Shares. If the terminated Award is in a form other than a restricted stock Award, the holder of the terminated Award will be entitled to receive at the effective time of the Change in Control a single sum payment equal to the excess, if any, of the transaction value of the Shares that are then covered by the Award over the aggregate purchase price or grant price (in the case of an Option or SAR) or other purchase price or threshold value (if any, in the case of any other form of Award) for or with respect to such Shares. No consideration will be payable in respect of the termination of an Option or SAR with an exercise or base price per Share that is not more than the transaction value per Share. The amount payable with respect to the termination of an outstanding Award pursuant to this section will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof).

15.4  Section 409A.  Notwithstanding any provision of the Plan to the contrary, to the extent an Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Company within the meaning of Code Section 409A(a)(2)(A)(v), then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control, settlement will be delayed, to the extent necessary to comply with the provisions of Code Section 409A.

Article 16.

Amendment, Modification, Suspension, and Termination

The Board or the Committee may, at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part, provided that, unless the Committee specifically provides otherwise, any revision or amendment that would cause the Plan to fail to comply with any requirement of applicable law, regulation, or rule if such amendment were not approved by the stockholders of the Company shall not be effective unless and until stockholder approval is obtained. No termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 17.

Withholding

17.1  Tax Withholding.  The Company’s obligation to make payments or issue unrestricted Shares in connection with any Award shall be subject to and conditioned upon the satisfaction by the holder of applicable tax withholding obligations. The Company and its Subsidiaries may require a Participant to remit an amount sufficient to satisfy applicable withholding taxes or deduct or withhold such amount from any payments otherwise owed the Participant (whether or not under the Plan).

17.2  Share Withholding.  The Committee, acting in its discretion, may allow a Participant to elect to satisfy such withholding tax obligation in whole or in part by having the Company withhold Shares that would otherwise be issued (or by returning Shares that have been issued) to the Participant with an aggregate fair market value (as of the date the withholding is effected) that is not greater than the minimum amount of such statutory tax withholding obligation.

Article 18.

Successors

Subject to the provisions of the Plan, all obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 19.

General Provisions

19.1  Forfeiture Events.

(a) The Committee may specify in any Award Agreement that the Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for Cause, violation of material Company and/or Subsidiary policies, and breach of restrictive covenants.

(b) If, as a result of misconduct, the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws, and if a Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company for the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.

19.2  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the singular shall include the plural, and vice versa.

19.3  Severability.  In the event that any one or more of the provisions of the Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

19.4  Compliance with Legal and Exchange Requirements.  The Company will not be obligated to issue or deliver Shares pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

19.5  Employees Based Outside of the United States.  The Committee, in its sole discretion, shall have the power and authority to take such actions, make such applications and establish such procedures and conditions as it deems necessary or advisable in order to comply with the applicable laws in countries outside the United States.

19.6  Unfunded Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company and/or its Subsidiaries under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or a Subsidiary, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company or a Subsidiary, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amount.

19.7  No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19.8  No Impact on Benefits.  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

19.9  Compliance with Code Section 409A.

(a) General.  Notwithstanding any other provisions of the Plan or any Award agreement, no Award shall be granted, deferred, accelerated, extended, settled or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code. If the Committee reasonably determines that, as a result of Section 409A of the Code, the exercise or settlement of an Award may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the imposition of additional tax under Section 409A of the Code, the Committee may take such actions as it determines are necessary or appropriate in order to comply with, or exempt the Award from coverage by Section 409A of the Code, which action may include, without limitation, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of employment or other service with the Company and its Subsidiaries (or the Participant’s earlier death). Neither the Company, any Subsidiary, the Committee nor any employee, director or representative of the Company or any Subsidiary shall have any liability to any Participants with respect to this section.

(b) Payments to “Specified Employees.”   To the extent any payment subject to Code Section 409A is to be made to a “specified employee” (as defined for purposes of Code Section 409A) on account of the individual’s “separation from service” during the six-month period immediately following such Participant’s termination of employment, it shall instead be paid on the first business day after the date that is six months following the Participant’s “separation from service” within the meaning of Code Section 409A.

19.10  No Constraint on Corporate Action.  Nothing in the Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (ii) limit the right or power of the Company or a Subsidiary to take any action which such entity deems to be necessary or appropriate.

19.11  Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

19.12  Governing Law.  All rights and obligations under the Plan and each Award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you IDEARC INC. access the web site and follow the instructions to obtain your records and ATTN: INVESTOR RELATIONS to create an electronic voting instruction form. 2200 W. AIRFIELD DRIVE ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER P.O. BOX 619810 COMMUNICATIONS D/FW AIRPORT, TX 75261 If you would like to reduce the costs incurred by Idearc Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it to Idearc Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: IDEAR1 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. IDEARC INC. The Board of Directors recommends a vote “FOR” the election of the nominees set forth in Proposal 1 and “FOR” Proposals 2 and 3. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the Vote on Proposals: number(s) of the nominee(s) on the line below. 1. Election of six directors 01. Jerry V. Elliott 04. Stephen L. Robertson 0 0 0 02. Jonathan F. Miller 05. Thomas S. Rogers 03. Donald B. Reed 06. Paul E. Weaver For Against Abstain 2. Approval of the 2008 Incentive Compensation Plan. 0 0 0 3. Ratification of Ernst & Young LLP as Idearc’s independent registered public accounting firm for 2008. 0 0 0 Each of the Proposals is more fully described in our Proxy Statement. You can access and review our Annual Report and Proxy Statement on the Internet by going to the following website: www.proxyvote.com NOTE: Please sign exactly as your name or names appear(s) above. For joint accounts, each owner should sign. When signing as an officer, executor, administrator, attorney, trustee or guardian, or in any other legal capacity, please give your full title(s) under signature(s). Yes No Please indicate if you plan to attend this meeting. 0 0 Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

DETACH PROXY CARD HERE S THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 1, 2008 Frank Gatto and Michael Pawlowski, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution and resubstitution, are hereby authorized to represent and to vote all shares of common stock of Idearc Inc. (the “Company”) held of record by the undersigned on March 3, 2008, at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on May 1, 2008, at the Hilton Dallas/Southlake Town Square hotel, located at 1400 Plaza Place, Southlake, Texas 76092, and any adjournment or postponement thereof. This proxy card also provides voting instructions for shares of common stock that you may hold in a Company benefit plan. Any and all proxies heretofore given are hereby revoked. The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, in accordance with the recommendations of the Board of Directors. This proxy authorizes each of Messrs. Gatto and Pawlowski to vote at his discretion on any other matter that may properly come before the meeting or any adjournment or postponement of the meeting. (Continued and to be signed and dated on the reverse side.)